           -----------------------------------------------------------
                        PRO FORMA VALUATION UPDATE REPORT

                                  K-FED BANCORP

                               HOLDING COMPANY FOR
                               KAISER FEDERAL BANK
                               COVINA, CALIFORNIA


                                  DATED AS OF:
                                NOVEMBER 7, 2003

           -----------------------------------------------------------


















                                  PREPARED BY:

                              RP(R) FINANCIAL, LC.
                             1700 NORTH MOORE STREET
                                   SUITE 2210
                            ARLINGTON, VIRGINIA 22209

RP(R) FINANCIAL, L.C.
----------------------------------------------
Financial Services Industry Consultants




                                                                November 7, 2003


Board of Directors
K-Fed Mutual Holding Company
K-Fed Bancorp
Kaiser Federal Bank
1359 North Grand Avenue, Suite 200
Covina, California  91724

Members of the Boards:

     At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the Common Stock which is to be offered in connection with the Plan of Stock Issuance (the "Plan"), described below.

     This Appraisal is furnished pursuant to the requirements of 563b.7 and has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS"), including the most recent revisions as of October 21, 1994, and applicable interpretations thereof.


DESCRIPTION OF PLAN OF STOCK ISSUANCE

     K-Fed Mutual Holding Company (the "MHC") is a federally chartered mutual holding company regulated by the OTS. The MHC was formed in 2003 in conjunction with the mutual holding company reorganization of Kaiser Federal Bank, Covina, California, ("Kaiser Federal" or the "Bank"); no stock was issued publicly in the mutual holding company reorganization. Simultaneous with the mutual holding company reorganization, a wholly-owned mid-tier stock holding company was formed known as K-Fed Bancorp ("K-Fed Bancorp" or the "Company") and Kaiser Federal became a wholly-owned subsidiary of the Company. Pursuant to the Plan, K-Fed Bancorp will offer for sale up to 49.0% of its common stock (the "Minority Stock Issuance") to the Bank's Eligible Account Holders, Supplemental Eligible Account Holders and tax-qualified plans of the Bank (including the employee stock ownership plan, or "ESOP"). Any shares that are not sold in the Subscription Offering may be offered for sale in the Direct Community Offering and subsequently, if appropriate, to the public in a Syndicated Community Offering. The number of shares of common stock to be sold in the Offering will approximate 46% of the total shares. The number of shares issued to the MHC will approximate 54% of the total shares.


--------------------------------------------------------------------------------
WASHINGTON HEADQUARTERS
Rosslyn Center                                         Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210                      Fax No.: (703) 528-1788
Arlington, VA 22209                                Toll-Free No.: (866) 723-0594
www.rpfinancial.com                                 E-Mail: mail@rpfinancial.com

BOARD OF DIRECTORS
NOVEMBER 7, 2003
PAGE 2


     Immediately following the Minority Stock Issuance, the primary assets of the Company will be the capital stock of the Bank and the net offering proceeds remaining after contributing proceeds to the Bank. The Company will retain up to 50% of the net offering proceeds. The Company intends to use a portion of the proceeds to make a loan directly to the ESOP to enable the ESOP to purchase up to 8.0% of the shares of common stock sold in the offering.


RP(R) FINANCIAL, LC.

     RP(R) Financial, LC. ("RP Financial") is a financial consulting and valuation firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting the Bank and the Company in the preparation of the post-conversion business plan, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the Minority Stock Issuance.


VALUATION METHODOLOGY

     In preparing our appraisal, we have reviewed the Bank's and the Company's regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of the Bank that has included a review of its audited financial information for fiscal years ended June 30, 1999 through 2003, and as of September 30, 2003, and due diligence related discussions with the Company's management; McGladrey & Pullen, LLP, the Company's independent auditor; Jenkens & Gilchrist P.C., the Company's legal counsel for the stock conversion, and Keefe, Bruyette & Woods, Inc., the Company's financial and marketing advisors in connection with the Company's stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

     We have investigated the competitive environment within which the Company operates and have assessed the Company's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on the Company and the industry as a whole. We have analyzed the potential effects of the stock issuance on the Company's operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the economy in the Company's primary market area and have compared the Company's financial performance and condition with publicly-traded thrifts in mutual holding company form, as well as all publicly-traded thrifts. We have reviewed conditions in the securities markets in general and in the market

BOARD OF DIRECTORS
NOVEMBER 7, 2003
PAGE 3


for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts. We have specifically considered the market for the stock of publicly-traded mutual holding companies, including the market for initial public offerings in conjunction with other MHC reorganizations. We have excluded from such analyses thrifts subject to announced or rumored acquisition, mutual holding company institutions that have announced their intent to pursue second step conversions, and/or those institutions that exhibit other unusual characteristics. We have also considered the expected market for the Company's public shares.

     Our Appraisal is based on the Company's representation that the information contained in the regulatory applications and additional information furnished to us by the Company, its independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Company, its independent auditors, legal counsel and other authorized agents nor did we independently value the individual assets or liabilities, on or off balance sheet, of the Company. The valuation considers the Company only as a going concern and should not be considered as an indication of the Company's liquidation value.

     Our appraised value is predicated on a continuation of the current operating environment for the Bank, the MHC and the Company and for all thrifts and their holding companies, including mutual holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank's, the MHC's and the Company's values alone. It is our understanding that there are no current or long-term plans for pursuing a second step conversion or for selling control of the Company or the Bank at this time. To the extent that such factors can be foreseen, they have been factored into our analysis.

     Pro forma market value is defined as the price at which K-Fed Bancorp's stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

BOARD OF DIRECTORS
NOVEMBER 7, 2003
PAGE 4


VALUATION CONCLUSION

     It is our opinion that, as of November 7, 2003, the aggregate market value of the Company's common stock, assuming a full conversion offering, is $75.0 million. The resulting range of value pursuant to regulatory guidelines and the corresponding number of shares based on the $10.00 per share offering price is set forth below:

                                      Total                  Aggregate
                                Shares Issued(1)          Market Value(1)
                                ----------------          ---------------

     Minimum                        6,375,000               $63,750,000
     Midpoint                       7,500,000               $75,000,000
     Maximum                        8,625,000               $86,250,000
     Supermaximum                   9,918,750               $99,187,500

     (1) Based on a $10.00 per share price, pursuant to a full conversion.


     Based on the foregoing valuation, the Board has determined to offer 46% of the full value for sale in the minority stock offering, the following range:


                                                                       Offering
                                Total Shares         Mhc Shares         Shares
                                ------------         ----------         ------
     SHARES(1)
     Minimum                       6,375,000          3,442,500        2,932,500
     Midpoint                      7,500,000          4,050,000        3,450,000
     Maximum                       8,625,000          4,657,500        3,967,500
     Supermaximum                  9,918,750          5,356,125        4,562,625

     DISTRIBUTION OF SHARES(2)
     Minimum                         100.00%             54.00%           46.00%
     Midpoint                        100.00%             54.00%           46.00%
     Maximum                         100.00%             54.00%           46.00%
     Supermaximum                    100.00%             54.00%           46.00%

     AGGREGATE MARKET VALUE
     Minimum                     $63,750,000        $34,425,000      $29,325,000
     Midpoint                    $75,000,000        $40,500,000      $34,500,000
     Maximum                     $86,250,000        $46,575,000      $39,675,000
     Supermaximum                $99,187,500        $53,561,250      $45,626,250

     (1) Based on offering price of $10.00 per share.
     (2) Based on 46.00% of the conversion valuation range.

BOARD OF DIRECTORS
NOVEMBER 7, 2003
PAGE 5


LIMITING FACTORS AND CONSIDERATIONS

     Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the Common Stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the Offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

     RP Financial's valuation was determined based on the financial condition and operations of the Bank as of September 30, 2003, the date of the financial data included in the regulatory applications and prospectus.

     RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

     The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Company's financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.


                                            Respectfully submitted,

                                            RP(R)FINANCIAL, LC.




                                            Ronald S. Riggins
                                            President




                                            James P. Hennessey
                                            Senior Vice President

RP FINANCIAL, LC.




                                TABLE OF CONTENTS
                                  K-FED BANCORP
                               COVINA, CALIFORNIA



                                                                         PAGE
DESCRIPTION                                                             NUMBER
-----------                                                             ------


CHAPTER ONE              OVERVIEW AND FINANCIAL ANALYSIS
-----------

      Introduction                                                       1.1
      Description of Plan of Stock Issuance                              1.2
      Strategic Overview                                                 1.3
      Balance Sheet Trends                                               1.6
      Income and Expense Trends                                          1.10
      Interest Rate Risk Management                                      1.15
      Lending Activities and Strategy                                    1.16
      Asset Quality                                                      1.19
      Funding Composition and Strategy                                   1.20
      Legal Proceedings                                                  1.20



CHAPTER TWO                        MARKET AREA
-----------

      Introduction                                                       2.1
      Local and Regional Market Conditions                               2.2
      Market Area Demographics                                           2.5
      Local Economy/Largest Employers                                    2.8
      Unemployment Rates                                                 2.9
      Competition                                                        2.10



CHAPTER THREE                  PEER GROUP ANALYSIS
-------------

      Peer Group Selection                                               3.1
      Basis of Comparison                                                3.2
      Selected Peer Group                                                3.3
      Financial Condition                                                3.5
      Income and Expense Components                                      3.8
      Loan Composition                                                   3.11
      Credit Risk                                                        3.13
      Interest Rate Risk                                                 3.13
      Summary                                                            3.16

                                TABLE OF CONTENTS
                                  K-FED BANCORP
                               COVINA, CALIFORNIA
                                   (CONTINUED)



                                                                         PAGE
DESCRIPTION                                                             NUMBER
-----------                                                             ------


CHAPTER FOUR                   VALUATION ANALYSIS
------------

      Introduction                                                       4.1
      Appraisal Guidelines                                               4.1
      RP Financial Approach to the Valuation                             4.2
      Valuation Analysis                                                 4.3
             1.   Financial Condition                                    4.3
             2.   Profitability, Growth and Viability of Earnings        4.4
             3.   Asset Growth                                           4.5
             4.   Primary Market Area                                    4.6
             5.   Dividends                                              4.6
             6.   Liquidity of the Shares                                4.8
             7.   Marketing of the Issue                                 4.9
                       A.  The Public Market                             4.9
                       B.  The New Issue Market                          4.14
                       C.  The Acquisition Market                        4.16
             8.   Management                                             4.16
             9.   Effect of Government Regulation and Regulatory Reform  4.17
      Summary of Adjustments                                             4.17
      Basis of Valuation - Fully-Converted Pricing Ratios                4.18
      Valuation Approaches:  Fully-Converted Basis                       4.19
      Comparison to Recent Conversions and MHC Offerings                 4.25
      Valuation Conclusion                                               4.25

RP FINANCIAL, LC.




                                 LIST OF TABLES
                                  K-FED BANCORP
                               COVINA, CALIFORNIA



TABLE
NUMBER     DESCRIPTION                                                   PAGE
------     -----------                                                   ----

 1.1       Historical Balance Sheets                                     1.7
 1.2       Historical Income Statements                                  1.12


 2.1       Demographic Data                                              2.6
 2.2       Major Private Employers in Los Angeles, San Bernardino
            and Santa Clara Counties                                     2.8
 2.3       Unemployment Trends                                           2.10
 2.4       Deposit Summary                                               2.12
 2.5       Market Share by County                                        2.13


 3.1       Peer Group of Publicly-Traded Thrifts                         3.4
 3.2       Balance Sheet Composition and Growth Rates                    3.6
 3.3       Income as a Percent of Average Assets and Yields,
            Costs, Spreads                                               3.9
 3.4       Loan Portfolio Composition and Related Information            3.12
 3.5       Credit Risk Measures and Related Information                  3.14
 3.6       Interest Rate Risk Measures and Net Interest Income
            Volatility                                                   3.15


 4.1       Peer Group Market Area Comparative Analysis                   4.7
 4.2       Pricing Characteristics and After-Market Trends               4.15
 4.3       Calculation of Implied Per Share Data - Incorporating MHC
            Second Step Conversion                                       4.20
 4.4       MHC Institutions - Implied Pricing Ratios, Full Conversion
            Basis                                                        4.27
 4.5       Public Market Pricing                                         4.28

RP FINANCIAL, LC.
PAGE 1.1




                       I. OVERVIEW AND FINANCIAL ANALYSIS




INTRODUCTION

     Kaiser Federal Bank ("Kaiser Federal" or the "Bank") is a federally-chartered stock savings bank which conducts operations through its executive offices in Covina, California, and four branch offices, three of which are in southern California (Los Angeles and San Bernardino Counties), and one which is located in Santa Clara in the San Francisco Bay area (Santa Clara County). Certain of the locations reflect, in part, the credit union roots and the location of the Kaiser Permanente Medical Care Program employees or physicians. The Bank also employs a variety of alternative delivery mechanisms, including 30 ATMs (many of which are remotely located in Kaiser Permanente health care facilities), online banking and a telephone call center.

     Kaiser Federal was originally chartered in 1953 as "Kaiser Foundation Hospital Employees Federal Credit Union", serving the Los Angeles, San Pedro and Santa Monica employees of the hospital, clinic and KABAT-Kaiser Institute. Over the years, the Board of Directors made strategic decisions to increase the membership potential by adding other Kaiser health facilities and merging with a smaller Kaiser credit union in Northern California. Over the years, Kaiser Federal evolved into a full-service multi-branch financial institution operating through retail branches and remote ATMs located in both southern and northern California, and subsequently changed its name to Kaiser Permanente Federal Credit Union. The Bank completed a conversion to a federal mutual savings bank in November 1999 (the "Charter Conversion"), when it adopted the current name and at which time it became subject to income taxes.

     The objective of the Charter Conversion was to enhance the long-term viability of the organization by expanding the field of membership to the local community. In this regard, management was concerned with the credit concentration within one employer group, particularly as its traditional credit union customers had comparatively weaker credit characteristics than the market as a whole. The Bank's post Charter Conversion operations have been characterized by relatively strong growth in loans and deposits, with much of the loan growth attributable to affiliate relationships. The loan growth has featured expanded lending

RP FINANCIAL, LC.
PAGE 1.2


authority, as evidenced in the growth of permanent residential mortgages and commercial and multi-family loans ("income producing property loans").

     Since the Charter Conversion, the Bank has been regulated by the Office of Thrift Supervision ("OTS"). The Bank is currently a member of the Federal Home Loan Bank ("FHLB") system. The Bank's deposits are insured up to the regulatory maximums by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC").

     Kaiser Federal reorganized into a mutual holding company ("MHC") structure in July 2003, and no stock was issued publicly at the time. Simultaneous with the MHC reorganization, a wholly-owned mid-tier stock holding company was formed known as K-Fed Bancorp (the "Company"), and Kaiser Federal became a wholly-owned subsidiary of the Company. The MHC and the Company were both capitalized with $50,000 in cash concurrent with their formation. The public stock offering being pursued by the Company will not result in any organizational change.

     As of September 30, 2003, the Company maintained $448.6 million in assets, $360.6 million in deposits and $35.9 million in equity, equal to 8.0% of assets. For the 12 months ended September 30, 2003, the Company reported net income of $2.4 million, equal to 0.62% of average assets. At this date, loans and deposits to Kaiser Permanente Medical Program employees approximated 24% and 40% of the respective portfolios.


DESCRIPTION OF PLAN OF STOCK ISSUANCE

     Pursuant to the Plan of Stock Issuance, the Company will publicly offer a 46% minority position of its common stock ("Minority Stock Issuance" or "Offering"), and the MHC will retain a 54% majority interest in the Company. K-Fed Bancorp will continue to be the sole subsidiary of the MHC and will own 100% of the Bank's outstanding stock. The Company will retain approximately 50% of the net offering proceeds, a portion of which will be loaned to the newly-formed employee stock ownership plan ("ESOP") to purchase 8% of the offering shares.

     The offering proceeds are expected to facilitate the Bank's continued expansion and diversification. The Offering also provides the opportunity for local stock ownership, which

RP FINANCIAL, LC.
PAGE 1.3


may enhance the financial success of the Bank if local shareholders become/remain customers and promote the Bank's products and services. The following summary indicates the initial allocation and reinvestment of the offering proceeds.

     o MHC. The MHC currently is the sole shareholder of the Company, and will retain a 54% majority ownership upon completion of the Offering. The MHC is not currently expected to engage in business activity other than stock ownership of the Company. The MHC was capitalized with $50,000 upon formation July 1, 2003.

     o K-FED BANCORP. The Company is expected to retain up to 50% of the net offering proceeds, which will be utilized to fund the loan for stock purchased by the newly-formed ESOP and the balance will be deposited in the Bank for initial reinvestment in high quality investment securities with short to intermediate term maturities. Over time, such funds are earmarked for various corporate purposes, including the possible payment of regular and/or special cash dividends, infusing additional equity into the Bank and/or repurchases of publicly-held common stock. Dividends are expected to be periodically paid to the Company from the Bank.

     o KAISER FEDERAL BANK. At least 50% of the net proceeds will be infused into the Bank as equity. The net investable cash is expected to be lower than the paid-in capital, based on expectations of deposit withdrawals to fund stock purchases. Cash proceeds infused into the Bank will initially become part of general funds, which are expected to be initially invested into cash and short-term investments pending longer-term reinvestment into loans and investments.

     The Bank expects to continue to pursue a controlled growth strategy, leveraging its strong pro forma capital, primarily through growth through the current delivery channels. If appropriate, K-Fed Bancorp may also consider various capital management strategies to assist in the long-run objective of increasing return on equity.


STRATEGIC OVERVIEW

     As noted previously, the Company has implemented a strategy to continue to cater to its historical credit union field of membership, but also to reduce its risk profile (particularly credit risk profile) by broadening the customer base. This customer diversification strategy was facilitated through the Charter Conversion in conjunction with broadening the traditional and

RP FINANCIAL, LC.
PAGE 1.4


alternative delivery channels, emphasizing marketing and competitive pricing strategies and pursuing strategic affiliations to increase loan volume. During the mid-1990s, the deposit and loan balances attributable to Kaiser Permanente employees accounted for 50% and 63%, respectively. Today, having more than doubled in size, the proportion of deposits and loans has diminished to 45% and 17%, respectively, which illustrates the success of its customer diversification strategy. The loan customer diversification is directly attributable to the active purchases of 1-4 family and multi-family mortgage loans from other regional lenders.

     As the credit union lending restrictions were removed, the Company commenced an active program of originating loans to non-customers. This loan customer diversification has lessened the Company's credit risk profile directly linked to the employee concentration with Kaiser Permanente.

     The balance sheet growth strategy has contributed to the Company's earnings growth, despite the taxable status as a mutual savings bank. Since the Charter Conversion was completed, the Company's assets have expanded at a relatively rapid pace of 23% annually. The Company will continue to seek to grow at a moderate to strong pace, facilitated by the employment of technology and alternative delivery systems, the premium pricing of deposits, and supplementing internally generated loan originations with loans originated through broker relationships and purchases.

     The Company's current operating strategy is designed to take advantage of the broad geographic footprint encompassed by K-Fed Bancorp's offices and the remote ATMs from southern California extending up through the San Francisco Bay area. Moreover, the operating strategy has been focused on leveraging the Company's alternative delivery channels to limit further significant increases in operating costs.

     The Company's strong loan volume in recent years has been largely attributable to the purchase of loans secured by 1-4 family mortgage loans, whereby the servicing rights have been retained by the seller. Such purchases have generally consisted of loans acquired from major financial institutions or mortgage banking companies and have been comprised of adjustable rate or hybrid loans (i.e., loans which are adjustable for the first 1, 3 or 5 years of the loan and adjustable thereafter). The Company's internally originated 1-4 family mortgages have been

RP FINANCIAL, LC.
PAGE 1.5


relatively limited, and have generally consisted of longer-term fixed rate mortgages, typically with maturities ranging from 15 to 30 years.

     The Company also employs a staff of 3 loan originators who provided approximately 97% of the Company's commercial and multi-family mortgage loan volume in fiscal 2003. The Company has limited the cost of loan originations by relying heavily on purchased and/or broker sourced loans, particularly with respect to residential loans. All loans are underwritten internally pursuant to the Company's board approved underwriting guidelines.

     As will be discussed herein, while the credit quality of the Company's loan portfolio is currently favorable, the credit risk profile has substantially increased over the last couple of years with the recent emphasis in income producing property lending and the limited seasoning of the mortgage portfolio.

     The Company's strong deposit growth reflects the success of its premium pricing strategy. The deposit premium pricing has facilitated growth and enabled the Company to limit "bricks and mortar" expense (including the investment in systems), a significant accomplishment in view of the fact that only two if its offices are full service. Expectedly, the Company's cost of deposits exceeds the competitive market average. The Company's growth in 2003 was also funded by $50 million in advances for the purpose of funding a large loan purchase. In the future, the Company expects growth to be funded primarily by deposits and the advances are expected to be repaid at maturity in 2005.

     The Company maintains four branch offices, two of which are financial service centers or "cashless" branches. In addition, the Company employs a variety of delivery systems, particularly technology-oriented systems, which are designed to minimize overhead costs, provide convenient around-the-clock access for customers and increase profitability through continued balance sheet growth. The Company has significantly expanded its retail footprint through its network of 30 ATMs. The Company maintains its own web site, and utilizes such technology to communicate key information to its customers. The Company provides the ability for online banking, which includes cash management and online bill payment. The Company's 24-hour telephone banking system provides access to account information and numerous banking functions.

RP FINANCIAL, LC.
PAGE 1.6


     While Kaiser Federal recognized certain benefits as a credit union including its non-taxable status and strong corporate ties, that charter limited the types of products and services it could offer and to whom. Prior to the Charter Conversion, the Company had developed a niche in mortgage lending but was limited in its ability to expand such lending operations beyond the field of membership. Today, the Company has the ability to serve the local community and offer a more diverse array of products and services. Kaiser Federal offers a wide array of banking services including savings, certificate and checking accounts, ATM and debit cards, wire transfers, Internet banking, fixed or adjustable-rate mortgage loans on residential, multifamily and commercial properties as well as consumer loans. The business strategy employed by the Company seeks to provide quality service, charge limited fee, pay highly competitive rates on savings, and charge equitable loan rates.


BALANCE SHEET TRENDS


     GROWTH TRENDS

     Growth trends over the last five years underscore the impact of the foregoing strategies, particularly following the Charter Conversion. For example, during fiscal 2000, the Company's assets increased by only 7.0%, which was relatively comparable to the growth rate experienced throughout the latter half of the 1990s. By comparison, since the Charter Conversion, annual asset growth has approximated 28.4% (see Table 1.1 for details; the detailed audited and unaudited financial statements are incorporated herein by reference as noted in Exhibit I-1, and key operating ratios are set forth in Exhibit I-2). The majority of the asset and loan growth since the Charter Conversion has been funded with competitively priced deposits, although the Company also borrowed $50 million of advances from the FHLB during 2003 to fund a large loan purchase. The Company's growth has recently moderated and is expected to be much lower than the previous two years.

     Annual equity growth equaled 6.5% since the end of fiscal 1999, in part reflecting the Company's fully taxable status beginning in fiscal 2001. The post-offering equity growth rate is expected to initially fall below historical levels given the increased equity, the initial anticipated low return on the net offering proceeds in the current interest rate environment and the cost of


RP FINANCIAL, LC.
PAGE 1.7


                                                              Table 1.1
                                                            K-Fed Bancorp
                                                      Historical Balance Sheets
                                                   (Amount and Percent of Assets)


                                                                 As of the Fiscal Year Ended June 30,
                                 ---------------------------------------------------------------------------------------------------
                                         1999                2000                2001                2002                2003
                                 ------------------- ------------------- ------------------- ------------------- -------------------
                                   AMOUNT     PCT      AMOUNT     PCT      AMOUNT     PCT      AMOUNT     PCT      AMOUNT     PCT
                                   ------     ---      ------     ---      ------     ---      ------     ---      ------     ---
                                   ($000)     (%)      ($000)     (%)      ($000)     (%)      ($000)     (%)      ($000)     (%)
Total Amount of:
  Assets                         $184,796   100.00#  $197,786   100.00%  $230,026   100.00%  $289,194   100.00%  $433,753   100.00%
  Cash and Cash Equivalents         5,515     2.98%    10,037     5.07%    31,182    13.56%     4,330     1.50%    16,190     3.73%
  Loans Receivable (net)          104,431    56.51%   115,568    58.43%   140,839    61.23%   236,914    81.92%   389,640    89.83%
  Investment Securities - AFS       1,610     0.87%     4,448     2.25%         0     0.00%         0     0.00%         0     0.00%
  Investment Securities - HTM      22,500    12.18%    24,500    12.39%    18,552     8.07%    19,787     6.84%    14,247     3.28%
  Other Investments                46,448    25.13%    40,018    20.23%    35,431    15.40%    23,378     8.08%     6,437     1.48%
  FHLB Stock                          572     0.31%       607     0.31%       649     0.28%     1,008     0.35%     2,602     0.60%
  Deposits                        156,663    84.78%   167,401    84.64%   197,588    85.90%   252,038    87.15%   346,239    79.82%
  Borrowed Funds                        0     0.00%         0     0.00%         0     0.00%     2,000     0.69%    50,000    11.53%
  Total Equity                     27,460    14.86%    29,445    14.89%    31,048    13.50%    32,956    11.40%    35,395     8.16%

  Loans/Deposits                             67.02%              69.40%              71.61%              94.40%             113.29%


                                                          Compounded
                                    As of Sept. 30,         Annual
                                         2003             Growth Rate       As of March 31, 2003
                                 -------------------  -------------------   --------------------
                                   AMOUNT     PCT            PCT              AMOUNT     PCT
                                   ------     ---            ---              ------     ---
                                   ($000)     (%)            (%)              ($000)     (%)

Total Amount of:
  Assets                         $448,556   100.00%         23.20%           486,409   100.00%
  Cash and Cash Equivalents        21,352     4.76%         37.51%            38,785     7.97%
  Loans Receivable (net)          377,141    84.08%         35.27%           398,958    82.02%
  Investment Securities - AFS           0     0.00%       -100.00%            24,952     5.13%
  Investment Securities - HTM      38,979     8.69%         13.80%                 0     0.00%
  Other Investments                   891     0.20%        -60.56%                 0     0.00%
  FHLB Stock                        2,800     0.62%         45.31%             2,305     0.47%
  Deposits                        360,567    80.38%         21.67%           401,733    82.59%
  Borrowed Funds                   50,000    11.15%          N.M              42,286     8.69%
  Total Equity                     35,921     8.01%          6.52%            39,725     8.17%

  Loans/Deposits                            105.37%                                     99.88%

Source:  K-Fed Bancorp's prospectus.

RP FINANCIAL, LC.
PAGE 1.8


the stock benefit plans and public company reporting. Over the longer term, as the new equity is leveraged through growth, the return on equity is expected to improve.

     Since a substantial portion of the Company's recent growth has been facilitated through originated loans sourced from third parties who retain the servicing rights, the Company has limited contact with many of its new borrowers; thus, cross-selling opportunities are limited. From a funding perspective, the Company has been pricing its deposits at a premium and utilizing intermediaries such as Bankrate.com to post its premium offering rates. Thus, many of the Company's depositors are rate-based customers, which again provides limited opportunity for cross-selling, particularly for those depositors who are located outside the Company's market area. These characteristics will be considered in the pricing section.


     LOANS RECEIVABLE

     The Company is primarily emphasizing real estate lending, primarily 1-4 family residential mortgage loans and, to a lesser extent, income producing property loans. K-Fed Bancorp's loan portfolio composition as of September 30, 2003 underscores such emphasis - permanent first mortgage loans secured by 1-4 family residential properties totaled $227.0 million, equal to 60.2% of total loans, and multi-family and commercial real estate loans totaled $87.0 million, equal to approximately 23.1%. The balance of consumer loans has declined over time to 16.7%.

     The majority of the Company's 1-4 family residential mortgage loans conform to standards set by either Freddie Mac or Fannie Mae. Most non-conforming residential loans are non-conforming as to the loan amount (i.e., jumbo loans), while otherwise meeting the agency credit criteria. The majority of the Company's 1-4 family mortgage loans are purchased from mortgage bankers and brokers. Purchased residential mortgage loans are typically variable rate or hybrid ARMs (i.e., fixed for a period of up to 5 years and adjustable thereafter), and in recent years also included 15 and 30 year fixed rate loans. Internal originations have been relatively modest in comparison to the purchase volume in recent years.

     The Company's multi-family and commercial mortgage lending has been conducted in California, particularly southern California. Such loans are typically offered with adjustable rates, which adjust based on a U.S. Treasury index (typically the one year CMT) but which may

RP FINANCIAL, LC.
PAGE 1.9


be fixed for the first 3 or 5 years of the loan. Such loans typically possess maturities ranging up to 15 years, with amortization periods of up to 30 years. Income producing property loans are generated from an in-house staff of three originators and through broker relationships.


     CASH, INVESTMENTS AND MORTGAGE-BACKED SECURITIES

     K-Fed Bancorp's preference is to deploy the majority of assets into loans while maintaining required liquidity. The Company anticipates initially reinvesting the net offering proceeds into investments with shorter maturities, pending longer-term deployment primarily into loans.

     As of September 30, 2003, the Company's portfolio of cash and liquidity investments totaled $21.4 million, or 4.8% of total assets. At this date, this portfolio was comprised of non-interest bearing cash and cash equivalents ($4.1 million), interest-bearing deposits at other financial institutions ($0.9 million), federal funds sold ($17.2 million) and other short-term high quality investments ($2.0 million). All of the foregoing assets are considered to be cash or cash equivalents, and thus are not classified as available for sale ("AFS") or held to maturity ("HTM"). Additionally, the Company maintains a modest investment in FHLB stock with a book value of $2.8 million.

     The Company also maintains a portfolio of mortgage-backed securities ("MBS") classified as HTM which totaled $39.0 million, equal to 8.7% of assets as of September 30, 2003. MBS primarily consist of agency securities with relatively short duration. While MBS increased by approximately $24.7 million over the quarter ended September 30, 2003, reflecting the reinvestment of heavy cash flows resulting from loan portfolio prepayments, it is management's intent to maintain comparatively modest MBS balances in favor of loans.


     FUNDING STRUCTURE

     Retail deposits have generally met the substantial portion of the Company's funding needs. The Company has been a FHLB member since December 1998, which has provided funding flexibility, and recently provided intermediate financing of a large loan purchase. Prior to the Charter Conversion, K-Fed Bancorp also had the capacity to borrow from a corporate credit union.

RP FINANCIAL, LC.
PAGE 1.10


     The Company maintains a strong level of savings and transaction accounts, which totaled $203.1 million, or 56.3% of total deposits, as of September 30, 2003. While savings and transaction accounts comprise the largest portion of deposits in aggregate, certificates of deposits ("CDs") comprise the single largest segment of deposits and equaled $157.4 million, or 43.7% of total deposits. In comparison, non-interest-bearing checking, money market and passbook savings accounts equaled $25.9 million (7.2% of deposits), $93.8 million (26.0% of deposits), and $83.4 million (23.1% of deposits).

     Borrowings have been utilized primarily as a supplemental funding source to fund lending activity. As of September 30, 2003, borrowed funds consisted of $50.0 million of FHLB advances, which were utilized in early 2003 to fund a major loan purchase, and matures in the third quarter of 2005. It is the Company's present intention to repay such advances at maturity through available liquidity and anticipated deposit growth. The Company may continue to utilize borrowings as a supplemental funding source in the future, generally on a short-to-intermediate term basis.


     CAPITAL

     Annual capital growth for the Company has been moderate since the end of 1999, equal to 6.5%, in part reflecting the change to a taxable entity. As of September 30, 2003, K-Fed Bancorp's equity totaled $35.9 million, or 8.01% of total assets. The Bank maintained capital surpluses relative to its regulatory capital requirements at September 30, 2003, and thus qualified as a "well capitalized" institution. The offering proceeds will serve to further strengthen Kaiser Federal's regulatory capital position and support further growth. The equity growth rate is expected to slow for the Company on a post-offering basis given the pro forma increase in equity, low reinvestment yields currently available and the potential dividend policy.


INCOME AND EXPENSE TRENDS

     The Company's historical earnings and profitability reflect the impact of the Charter Conversion. Specifically, earnings and profitability reflect the resulting taxable status since the beginning of 2000 and the large one-time benefit from the establishment of a deferred tax asset

RP FINANCIAL, LC.
PAGE 1.11


attributable primarily to the valuation allowances. In order to analyze earnings on a comparable basis prior to the Charter Conversion, we have applied a 40% tax rate to pre-tax earnings.

     Earnings for the 12 months ended September 30, 2003, totaled $2.4 million, or 0.62% of average assets (see Table 1.2), while core earnings were estimated at $2.5 million, or 0.66% of average assets, after adjusting for non-recurring expenses on a tax-effected basis. Adjusted for income taxes, the Company's core earnings steadily increased through fiscal 2003 to $2.6 million, while profitability as a percent of average assets peaked at 0.73% in fiscal 2002. More recently, earnings and profitability subsided to $2.5 million and 0.66% of average assets, respectively, as spread compression and a decline in loans-to-assets offset the interim balance sheet growth. Core earnings trended upward in fiscal 2002 and 2003 as the Company realized the benefit of balance sheet growth and as the operating expense ratio decreased at a faster pace than the net interest income ratio. These trends are described more fully below.


     NET INTEREST INCOME

     Net interest income steadily increased over the last five fiscal years, primarily reflecting the benefit of balance sheet growth, however, there was a decline during the most recent 12 month period. Specifically, net interest income increased from $7.1 million in fiscal 1999 to a peak level of $12.0 million in fiscal 2003, before declining to $11.5 million for the 12 months ended September 30, 2003. After peaking at 4.01% for fiscal 2001, the Company's net interest income ratio declined to 3.02% for the 12 months ended September 30, 2003.

     The decline in the net interest income ratio primarily reflects expanded mortgage lending, which has lower yields than consumer lending, and the recent decline in the loans-to-assets ratio, which is due to high prepayments and the resulting increase in lower-yielding securities. Moreover, loan yields have been adversely impacted by the high prepayment of purchased loans that were acquired at a premium (thus requiring the premium to be amortized). Additionally, some of the residential ARMs had low initial "teaser" rates which provided a limited spread compared to the cost of funds. Also, the Company's cost of funds is relatively high as the growth objectives were realized through highly competitive pricing on selected deposit accounts.


RP FINANCIAL, LC.
PAGE 1.12


                                                    Table 1.2
                                                  K-Fed Bancorp
                                          Historical Income Statements


                                                            As of the Fiscal Year Ended June, 30
                                             ------------------------------------------------------------------
                                                      1999                  2000                   2001
                                             -------------------------------------------  ---------------------
                                               AMOUNT      PCT(1)    AMOUNT     PCT(1)      AMOUNT     PCT(1)
                                               ------      ------    ------     ------      ------     ------
                                               ($000)       (%)      ($000)      (%)        ($000)       (%)
Interest Income                               $12,778      7.10%    $13,104     6.83%      $15,064     7.02%
Interest Expense                               (5,635)    -3.13%     (5,624)   -2.93%       (6,452)   -3.01%
                                               -------    ------     -------   ------       -------   ------
  Net Interest Income                          $7,143      3.97%     $7,480     3.90%       $8,612     4.01%
Provision for Loan Losses                        (581)    -0.32%       (197)   -0.10%         (768)   -0.36%
                                               -------    ------     -------   ------       -------   ------
  Net Interest Income after Provisions         $6,562      3.65%     $7,283     3.80%       $7,844     3.66%

Other Operating Income                          1,679      0.93%      1,770     0.92%        1,946     0.91%
Operating Expense                              (6,334)    -3.52%     (6,770)   -3.53%       (7,139)   -3.33%
                                               -------    ------     -------   ------       -------   ------
  Net Operating Income                        $ 1,907      1.06%    $ 2,283     1.19%      $ 2,651     1.24%

Net Gain(Loss) on Sale of Credit Card Loans   $  -         0.00%    $  -        0.00%      $   123     0.06%
Net Gain(Loss) on Sale of AFS Securities         -         0.00%       -        0.00%         -        0.00%
Mutual Holding Company Reorg. Expenses           -         0.00%       -        0.00%         -        0.00%
                                               -------    ------     -------   ------       -------   ------
  Total Non-Operating Income/(Expense)        $  -         0.00%    $  -        0.00%      $   123     0.06%

Net Income Before Tax                         $ 1,907      1.06%    $ 2,283     1.19%      $ 2,774     1.29%
Income Taxes                                        0      0.00%       (268)   -0.14%       (1,208)   -0.56%
                                               -------    ------     -------   ------       -------   ------
 Net Income (Loss) Before Extraord. Items     $ 1,907      1.06%    $ 2,015     1.05%      $ 1,566     0.73%

ESTIMATED CORE NET INCOME
Net Income                                    $ 1,907      1.06%    $ 2,015     1.05%      $ 1,566     0.73%
Addback(Deduct): Non-Recurring (Inc)/Exp         -         0.00%       -        0.00%         (123)   -0.06%
Tax Effect (1)                                   -         0.00%       -        0.00%           50     0.02%
                                               -------    ------     -------   ------       -------   ------
  Estimated Core Net Income                   $ 1,907      1.06%    $ 2,015     1.05%      $ 1,493     0.70%

Estimated Core Income
  if Taxable at a 40% Effective Tax Rate      $ 1,144      0.64%    $ 1,370     0.71%

Memo:
      Expense Coverage Ratio (2)                112.77%               110.49%                120.63%
      Efficiency Ratio (3)                       71.80%                73.19%                 67.62%
      Effective Tax Rate                          0.00%                11.73%                 43.55%


                                                    As of the Fiscal Year Ended June, 30
                                               -----------------------------------------------     Twelve Months End.
                                                        2002                    2003                 Sept. 30, 2003
                                               ----------------------  -----------------------  ------------------------
                                                 AMOUNT      PCT(1)      AMOUNT       PCT(1)      AMOUNT       PCT(1)
                                                 ------      ------      ------       ------      ------       ------
                                                 ($000)       (%)        ($000)        (%)        ($000)        (%)

Interest Income                                 $16,559      6.34%      $20,360       5.59%      $20,488        5.38%
Interest Expense                                 (6,623)    -2.54%       (8,365)     -2.30%       (8,968)      -2.35%
                                                 -------    ------       -------     ------       -------      ------
  Net Interest Income                            $9,936      3.80%      $11,995       3.30%      $11,520        3.02%
Provision for Loan Losses                        (1,147)    -0.44%       (1,124)     -0.31%         (951)      -0.25%
                                                 -------    ------       -------     ------       -------      ------
  Net Interest Income after Provisions           $8,789      3.36%      $10,871       2.99%      $10,569        2.77%

Other Operating Income                            2,881      1.10%        3,270       0.90%        3,352        0.88%
Operating Expense                                (8,618)    -3.30%       (9,772)     -2.68%       (9,759)      -2.56%
                                                 -------    ------       -------     ------       -------      ------
  Net Operating Income                          $ 3,052      1.17%      $ 4,369       1.20%      $ 4,162        1.09%

Net Gain(Loss) on Sale of Credit Card Loans     $  -         0.00%      $  -          0.00%           $0        0.00%
Net Gain(Loss) on Sale of AFS Securities           -         0.00%         -          0.00%         -           0.00%
Mutual Holding Company Reorg. Expenses             -         0.00%         (220)     -0.06%         (220)      -0.06%
                                                 -------    ------       -------     ------       -------      ------
  Total Non-Operating Income/(Expense)          $  -      0.00%         $  (220)     -0.06%       $ (220)      -0.06%

Net Income Before Tax                           $ 3,052      1.17%      $ 4,149       1.14%      $ 3,942        1.03%
Income Taxes                                     (1,145)    -0.44%       (1,710)     -0.47%       (1,576)      -0.41%
                                                 -------    ------       -------     ------       -------      ------
 Net Income (Loss) Before Extraord. Items       $ 1,907      0.73%      $ 2,439       0.67%      $ 2,366        0.62%

ESTIMATED CORE NET INCOME
Net Income                                      $ 1,907      0.73%      $ 2,439       0.67%      $ 2,366        0.62%
Addback(Deduct): Non-Recurring (Inc)/Exp           -         0.00%          220       0.06%          220        0.06%
Tax Effect (1)                                     -         0.00%          (90)     -0.02%          (90)      -0.02%
                                                 -------    ------       -------     ------       -------      ------
  Estimated Core Net Income                     $ 1,907      0.73%      $ 2,569       0.71%      $ 2,496        0.66%

Estimated Core Income
  if Taxable at a 40% Effective Tax Rate

Memo:
      Expense Coverage Ratio (2)                  115.30%                 122.75%                  118.04%
      Efficiency Ratio (3)                         67.24%                  64.02%                   65.62%
      Effective Tax Rate                           37.51%                  41.22%                   39.98%


     (1) Reflects a 41% effective tax rate.
     (2) Net interest income divided by operating expenses.
     (3) Operating expenses as a percent of the sum of net interest income and other operating income (excluding gains on sale).

RP FINANCIAL, LC.
PAGE 1.13


     The foregoing trends are reflected in the Company's declining interest rate spreads. Specifically, the Company's interest rate spread decreased from 3.42% in fiscal 2001, to 2.98% in fiscal 2003 and 2.05% during the three months ended September 30, 2003 (see Exhibit I-4). Near-term improvement in spreads may be affected by continuing loan portfolio refinancing and the continuing amortization of approximately $2.6 million of unamortized loan premiums (i.e., the amortization of such premiums reduces interest income). The initial reinvestment of the offering proceeds should increase net interest income, however, the initial reinvestment yields are expected to depress overall asset yields, interest spreads and the interest income ratio.


     LOAN LOSS PROVISIONS

     Provisions for loan losses have historically reflected the large balance of consumer loans, particularly automobile loans which resulted in a high level of chargeoffs. Loan loss provisions have remained relatively high subsequent to the Charter Conversion and shift in lending strategy (although there has been some diminishment during the most recent 12 months), reflecting: (1) the high growth in total loans, including income producing property loans; and (2) the Company's limited experience historically with respect to income producing property lending and the higher risk profile of such lending. Going forward, the Company will continue to evaluate the adequacy of the level of general valuation allowances ("GVAs") on a regular basis, and establish additional loan loss provisions in accordance with the Company's asset classification and loss reserve policies. For the 12 months ended September 30, 2003, loan loss provisions totaled $951,000, or 0.25% of average assets.


     NON-INTEREST INCOME

     Non-interest income for the most recent 12 months totaled $3.4 million, or 0.88% of average assets, primarily reflecting fee income generated through: the Company's deposit accounts, including various service and non-sufficient fund ("NSF") charges and interchange fees; and ATM related fees, reflecting foreign transactions at its 30 ATMs and interchange income resulting from the Company's customers utilizing foreign ATMs.

RP FINANCIAL, LC.
PAGE 1.14


     OPERATING EXPENSES

     Prior to the Charter Conversion, the Company had a relatively high level of operating expenses, reflecting a comparatively greater number of labor intensive transaction accounts and smaller consumer loans. Since the Charter Conversion, operating expenses have increased at a relatively rapid pace, in part reflecting the additional compensation, marketing, and other costs related to the growth and expansion plans. As a result, operating expenses increased from $6.8 million in fiscal 2000, to $9.8 million for the most recent 12 months. However, the Company's faster balance sheet growth has dramatically diminished the operating expense ratio, as the balance sheet growth reflected the benefit of affiliate relationships which limited the staffing and other infrastructure investments.

     Operating expenses are expected to increase on a post-offering basis as a result of the expense of the stock-related benefit plans and the costs related to operating as a public company. At the same time, continued balance sheet growth and reinvestment of the offering proceeds should largely offset the anticipated expense increase.

     NON-OPERATING INCOME/EXPENSE

     Net non-operating income (expense) has had a limited impact on overall profitability until recently. For the 12 months ended September 30, 2003, the Company incurred $220,000 of expense (0.06% of average assets) attributable to the July 1, 2003 MHC reorganization.


     TAXES

     Prior to fiscal 2000, K-Fed Bancorp incurred no tax liabilities due to its exempt status as a credit union. Following the Charter Conversion, the Company became subject to standard taxation, which approximated a combined federal and state tax rate of 41% for the most recent fiscal year.


     EFFICIENCY RATIO

     The Company's efficiency ratio steadily improved since fiscal 2000 to 64.02% in fiscal 2003, as balance sheet growth offset operating expense growth and spread compression. The efficiency ratio deteriorated to 65.62% for the most recent 12 months primarily due to

RP FINANCIAL, LC.
PAGE 1.15


spread compression and resulting impact on net interest income. On a post-offering basis, the efficiency ratio may show some slight improvement, although low reinvestment yields may limit the benefit.


INTEREST RATE RISK MANAGEMENT

     The primary aspects of the Company's interest rate risk management include:

     >> Emphasizing the origination and purchase of adjustable rate residential mortgage loans or hybrid ARMS with repricing frequencies of up to five years when market conditions permit;

     >> Maintaining a diversified loan portfolio which includes loans secured by commercial real estate and multi-family properties as well as non-mortgage loans which carry short terms to maturity and/or variable interest rates;

     >>   Maintaining a balance of cash or short-term investments;

     >> Maintaining an acceptable level of capital which provides a favorable level of interest-earning assets relative to interest-bearing liabilities; and

     >> Potentially selling a portion of the fixed rate mortgage loans originated based on risk and profitability considerations.


     The rate shock analysis as of June 30, 2003 (see Exhibit I-5) reflects a modest liability sensitive position with the net portfolio value ("NPV") declining by a 144 basis points pursuant to a positive 200 basis point instantaneous and permanent rate shock, resulting in a post-shock NPV ratio equal to 8.70%. By way of comparison, OTS estimates NPV data on a regional and national basis. Based on OTS estimates incorporating June 30, 2003 financial data and market rate information, assuming a positive 200 basis point instantaneous and permanent rate shock, the post-shock NPV ratio for all thrifts operating in the OTS Western Region equaled 8.66%, which reflects a 130 basis point decline relative to the base scenario. Thus, the Company's risk exposure compares relatively closely to the regional average.

     The NPV analysis is an indicator of the risk to earnings in a volatile interest rate environment as it incorporates changing assumptions with respect to maturity and repricing of assets and liabilities. The OTS NPV analysis indicates that K-Fed Bancorp has a higher NPV ratio and lower interest sensitivity measure (i.e., the change in the post-shock NPV ratio is more

RP FINANCIAL, LC.
PAGE 1.16


limited) pursuant to a rising interest rate scenario, which is typically the more adverse scenario for a thrift institution. In this regard, the Company's interest rate risk exposure is moderated by the relatively high level of ARMs whose short to intermediate term repricing structure closely matches the short term repricing structure of the deposit base. Moreover, the Company's interest rate risk exposure is projected to be further reduced following the completion of the conversion and reinvestment of the net conversion proceeds into interest-earning assets.

     Overall, the data suggests K-Fed Bancorp's earnings would be negatively impacted by rising interest rates, although the Company has been somewhat successful in reducing its exposure to interest rate risk. At the same time, there are numerous limitations inherent in such analyses, such as the credit risk of Company's adjustable rate loans in a rising interest rate environment. Other areas of risk exposure for the Company which may not be captured by the NPV analysis above include the substantial balance of loan premiums and the deposit pricing strategy. Specifically, the Company has $2.7 million of purchase premiums on loans which will be amortized against interest income as the underlying loans pay down. Similarly, the Company's practice of establishing a highly competitive deposit rate structure may result in a more rapid escalation of its deposit costs in the event that market interest rates rise from their current historically low levels.


LENDING ACTIVITIES AND STRATEGY

     Since the Charter Conversion, the Company has been primarily emphasizing real estate lending, primarily 1-4 family residential mortgage loans and, to a lesser extent, income producing property loans. The majority of the Company's 1-4 family residential mortgage loans consist of loans which are conforming to agency standards, and the non-conforming residential loans are conforming but for the loan amount (i.e., jumbo loans). To a lesser extent, the Company extends consumer loans, primarily auto loans. Details regarding the Company's loan portfolio composition are included in Exhibits I-6, I-7 and I-8.

     RESIDENTIAL LENDING

     As of September 30, 2003, residential mortgage loans approximated $227.0 million, or 60.2% of total loans. The Company originates both fixed rate and adjustable rate 1-4 family

RP FINANCIAL, LC.
PAGE 1.17


mortgage loans, and its general philosophy is to emphasize adjustable rate loans and/or shorter-term fixed rate mortgage loans for portfolio (hybrid loans with a fixed rate of up to 5 years initially). However, in the current interest rate environment, K-Fed Bancorp has been originating a modest amount of 15 and 30 year fixed rate loans for portfolio. The repricing of ARM loans is tied to a variety of indexes primarily including the U.S. Treasury rate and LIBOR. Depending on the type of loan, there are a variety of periodic and lifetime rate caps which are generally structured based on the conditions prevailing in the competitive market.

     The Company originates 1-4 family loans up to a loan-to-value ("LTV") ratio of 90%, with private mortgage insurance ("PMI") being required for loans with LTV ratios in excess of 80.0%. All 1-4 family mortgage loans originated or purchased by the Company are secured by residences in California.

     As a complement to 1-4 family permanent mortgage lending, the Company also offers home equity loans, including fixed rate amortizing term loans and variable rate lines of credit tied to the 11th District Cost of Funds.

     MULTI-FAMILY AND COMMERCIAL MORTGAGE LENDING

     Multi-family and commercial mortgage lending are typically secured by properties in southern California, but also include other California markets. As of September 30, 2003, multi-family and commercial mortgage loans equaled $61.9 million (16.4% of loans) and $25.1 million (6.7% of loans), respectively. The Company's commercial real estate and multi-family loan portfolio has exhibited relatively strong growth since the Charter Conversion, reflecting the Company's expanded lending powers.

     Multi-family and commercial mortgage loan rates typically adjust based on a U.S. Treasury index (typically the one year CMT), but may be fixed for the first 3 or 5 years. Such loans possess terms ranging up to 15 years, with amortization periods of up to 30 years, loan-to-value ratios of up to 75%, and a targeted debt-coverage ratio of at least 1.2 times. Such loans are typically originated with prepayment penalties if the loan is repaid within three years of origination.

RP FINANCIAL, LC.
PAGE 1.18


     The Company's typical commercial or multi-family loan is in the range of $750,000 to $1.5 million, but may be larger if the loan is well-collateralized or extended to a very credit-worthy borrower. Such loans are typically collateralized by small office buildings, family-type business establishments and apartment buildings.

     CONSUMER LOANS

     The Company's consumer loans totaled $63.0 million at September 30, 2003, the majority of which consist of auto loans and, to a lesser extent, various types of consumer installment credit including deposit loans. Most auto loans are extended pursuant to the Company's pre-approved auto loan program ("PAAL") whereby the borrower is pre-qualified for a loan up to a pre-established limit predicated on receipt of final approval from the Company. Customers for the PAAL product have historically been Kaiser Permanente employees but the Company has marketed this product to the broader community since the Charter Conversion.


     LOAN ORIGINATIONS, PURCHASES AND SALES

     The Company's 1-4 family lending is conducted through direct solicitation techniques, real estate industry relationships, targeted marketing and through the Internet, as well as through purchases. In recent periods, the majority of such loans have been generated through purchases, primarily acquired from major financial institutions or mortgage banking companies. Recent purchases have been comprised of adjustable rate or hybrid loans. All purchased loans are underwritten by the Company pursuant to its underwriting guidelines. The majority of the Company's internally originated 1-4 family mortgages, which have been relatively limited, have consisted of longer-term fixed rate mortgages, typically with maturities ranging between 15 to 30 years.

     Exhibit I-9, which shows the Company's recent data regarding loan originations, repayments and sales, highlights K-Fed Bancorp's emphasis on mortgage lending. The Company's loan diversification efforts are evidenced by the multi-family and commercial mortgage loan origination level, which totaled $40.8 million, or 32.4% of all loan originations in fiscal 2003. Moreover, the Company has been an active loan purchaser acquiring $211.5 million

RP FINANCIAL, LC.
PAGE 1.19


of loans (primarily 1-4 family mortgages), which exceeded total originations ($126.1 million) by more than 67%.

     The majority of the Company's loan purchases have been on a servicing retained basis by the seller. Thus, the Company has limited opportunity for cross-selling other financial products and services to such customers. In this regard, the substantial majority of the Company's residential mortgage loan portfolio has been purchased and thus are serviced by third parties.


ASSET QUALITY

     The Company's asset quality has historically been strong and the level of non-performing assets ("NPAs") is low currently. As reflected in Exhibit I-11, the NPA balance was $216,000, equal to 0.05% of assets, consisting of non-performing loans ($63,000) and repossessed assets (equal to $153,000). The ratio of allowances to total loans has declined from 1.04% as of the end of fiscal 1999 to 0.59% as of September 30, 2003 (see Exhibits I-10 and I-11), due to rapid loan portfolio growth.

     While asset quality has been strong, we believe there are two risk factors which are not reflected in the data. First, a significant element of growth within the loan portfolio has consisted of loans secured by commercial and multi-family properties. The performance of such loans tends to be highly correlated to the strength of the local economy including the real estate markets, all of which have been very strong in the Company's markets through the last several years. Accordingly, in the event of a market downturn, loan portfolio quality may likely diminish more rapidly in comparison to other local lenders. The second risk factor pertains to the limited seasoning of a large portion of the loan portfolio. As reflected in Table 1.1, the balance of loans receivable has increased by $236.3 million, or by 168% since the end of fiscal 2001. The limited seasoning of the portfolio is important since asset quality problems in mortgage loans often do not initially arise.

RP FINANCIAL, LC.
PAGE 1.20


FUNDING COMPOSITION AND STRATEGY

     As of September 30, 2003, the Company's assets were funded primarily with deposits, and, to a lesser extent, borrowings and equity (see Exhibits I-12, I-13 and I-14). The Company's deposit services cater to individuals rather than commercial businesses.


     DEPOSITS

     Local retail deposits have consistently addressed the substantial portion of K-Fed Bancorp's funding needs, with core deposits in the form of non-interest bearing checking, passbook accounts, and money market deposit accounts comprising the majority of deposits. In the aggregate, these accounts totaled $203.1 million, or 56.3% of total deposits as of March 31, 2003. As of September 30, 2003, CDs accounted for approximately 43.7% of deposits. Approximately 50% of CDs had remaining maturities of one year or less. Large balance CDs (i.e. balances greater than $100,000), which tend to be more rate sensitive than lower balance CDs, accounted for $42.4 million, or 11.8% of deposits, at March 31, 2003.


     BORROWINGS

     Borrowings have been utilized primarily as a supplemental funding source to fund lending activity. As of September 30, 2003, borrowed funds consisted of $50.0 million of FHLB advances, representing funding for a large loan purchase in early 2003. The Company's FHLB advance matures in the third calendar quarter of 2005, and is currently expected to be repaid upon maturity. The Company may continue to utilize borrowings as a supplemental funding source in the future, generally for these same purposes but its preference is to utilize deposits to fund operations with the objective of building customer relationships.


LEGAL PROCEEDINGS

     Other than the routine legal proceedings that occur in the Company's ordinary course of business, the Company is not involved in litigation which is expected to have a material impact on the K-Fed Bancorp's financial condition or operations.

RP FINANCIAL, LC.
PAGE 2.1



                                 II. MARKET AREA



INTRODUCTION

     K-Fed Bancorp currently conducts operations through its executive offices in Covina, California, and a total of 4 branch offices, 3 of which are in southern California (Los Angeles and San Bernardino Counties) while the remaining branch is located in Santa Clara in the San Francisco Bay area (Santa Clara County) (see the map of locations below). Certain of the locations reflect, in part, the credit union roots and the location of the Kaiser Permanente Medical Care Program employees or physicians. The Bank intends to continue expanding its regional branch office network and financial service centers although the timing and locations have yet to be determined. Moreover, K-Fed Bancorp will continue to extend the reach of its branch network through continued operation of the network of remote access service systems, including a network of 30 ATMs, Internet and telephone banking.


--------------------------------------------------------------------------------









                                      [MAP]














--------------------------------------------------------------------------------

RP FINANCIAL, LC.
PAGE 2.2


     Future growth opportunities for K-Fed Bancorp depend on the growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Bank and the relative economic health of K-Fed Bancorp's market area. The growth potential and the stability provided by the market area have a direct bearing on the market value of the Bank, and will be factored into our valuation analysis accordingly.


LOCAL AND REGIONAL MARKET CONDITIONS

     ECONOMIC OVERVIEW - LOS ANGELES COUNTY

     Los Angeles County's economy has historically been tied to the aerospace, entertainment and tourism industries and has realized strong growth since the beginning of World War II. The presence of nearby military installations and test facilities coupled with the mild climate and good weather made the area an excellent location for aerospace firms to grow and prosper. These same conditions facilitated the growth of the entertainment and tourism businesses which have historically been the mainstay of the local economy. Strong population growth and the growing income levels coupled with the availability of land and the development of an extensive network of freeways provided for growth in the real estate industry (both development and finance).

     The reliance upon the defense and tourism industries historically brought immense growth and prosperity to Los Angeles County, but also introduced significant volatility. The region's growth came to a sudden halt in the early 1990s with the combined impact of the national recession, the commencement of the Gulf War, the breakup of the Soviet Union and subsequent end of the Cold War and downsizing of the U.S. military, all of which led to severe recessionary conditions through the mid-1990s.

     Los Angeles County's economy has improved dramatically since the mid-1990s when the longest and deepest recession in 60 years ended. In this regard, many economists and local business leaders believe the most recent economic recovery and expansion were not mere

RP FINANCIAL, LC.
PAGE 2.3


business or cyclical adjustments, but an extensive overhauling and restructuring of the region's basic economic drivers.

     From an economy largely dominated by aerospace, tourism and the entertainment industries, Los Angeles County's economic base has transformed into a more diversified mix of high-technology commercial endeavors. Some of these sectors were by-products of the defense-related industries and knowledge, which capitalized on the highly educated and skilled labor force. Emerging growth areas include telecommunications, electronics, computers, software, and biomedical technologies.

     International trade has also contributed to Los Angeles County's economic growth in recent years fueled both by cross-border trade with nearby Mexico and by trade with other Pacific Rim countries. Currently, the Port of Los Angeles/Long Beach ranks first in the U.S. in total trade. Coupled with its status as a major entertainment and cultural center, Los Angeles has been a major entry way and settlement area for immigrants to the U.S.

     SAN BERNARDINO COUNTY - INLAND EMPIRE

     Riverside and San Bernardino Counties are commonly referred to as the "Inland Empire" and together, these two counties comprise the Riverside-San Bernardino Metropolitan Statistical Area ("MSA"). While the Inland Empire encompasses a huge geographic area extending to the Nevada border, K-Fed Bancorp's operations are concentrated in the western portions of San Bernardino County.

     The Inland Empire has realized strong business and population growth in the last several decades owing, in part, to defense spending and the large military infrastructure in the region and to its location adjacent to the high cost coastal areas of Los Angeles, Orange and San Diego Counties. In this regard, many manufacturing, transportation and distribution companies have located in the Inland Empire. The area has also been a magnet for new residents seeking affordable housing outside of the expensive coastal markets.

     Like Los Angeles County, the Inland Empire markets were dramatically impacted by the cutbacks in defense spending and base closures in the early 1990s. Concurrently, other significant employment losses occurred in the financial services and construction sectors, primarily as a result of Southern California's troubled real estate markets. Since that time, the

RP FINANCIAL, LC.
PAGE 2.4


Inland Empire economy has recovered and is one of the fastest growing metropolitan areas in the country.

     Much of the Inland Empire's business growth can be attributed to companies that expand locally, and to those that relocate from the nearby coastal counties. Over 750 of the Inland Empire's new business operations have migrated from the congested and high-priced regions of Los Angeles, Orange and San Diego Counties over the last six years -- a trend that is expected to continue in the coming decades. The region's prominent role as a transportation corridor also translates to healthy employment rates in affiliated industries. Fifty-six percent of the region's new businesses were manufacturers, adding over 31,000 jobs into the economic base, while 33% were distributors, which brought over 20,000 jobs to the region. The Inland Empire's modern and rapidly-expanding logistics infrastructure accommodates the transport of goods to every corner of the country and the world, and provides thousands of jobs in warehousing and transportation of goods, air cargo, rail transportation, and trucking.

     Record levels of foreign trade and motion picture production, and a pronounced recovery in tourism have also had a positive economic impact. The Inland Empire's diverse terrain and unique settings make it a popular region for film and entertainment production, while its mountain, lake and desert resorts and proximity to major population centers contributed to tourism. Notwithstanding increasing real estate prices, the Inland Empire still represents a relatively affordable housing market which continues to fuel the residential and commercial construction industries.

     SANTA CLARA COUNTY

     Prior to World War II, the economy of Santa Clara County was tied to agriculture as a result of the moderate climate and long growing season. However, the southern portions of the San Francisco Bay area have grown exponentially over the last fifty years with the growth of the San Francisco Bay overall, coupled with the development of technology-related industries. In this regard, much of the growth in the technology sector which led to the development of the "Silicon Valley" as the region is known today was facilitated by the location of Stanford University in Palo Alto which provided for the engineering and creative resources required to stimulate growth of high technology industries.

RP FINANCIAL, LC.
PAGE 2.5


     The growth of computer and biotechnology industries in Santa Clara County fueled strong employment and income growth through the 1990s. With the dot.com bust beginning in 2000, unemployment rates have increased and real estate prices have eased. However, the long-term economic prospects for the region appear to be strong, particularly if the national economic recovery continues to proceed as anticipated.


MARKET AREA DEMOGRAPHICS

     For reasons described above, the Bank's markets have generally demonstrated strong population growth. The large size of the markets overall - Los Angeles County has 11.8 million residents, San Bernardino County has 1.8 million residents while Santa Clara County has 1.7 million residents - gives the Bank exposure to a large base of potential customers (see Table 2.1), although it is a very competitive market.

     Total population in Los Angeles County increased at a comparatively moderate pace equal to 10.3% from 1990 to 2000, which fell short of both the state and national average. Importantly, growth projections for population through 2007 reflect that growth will more closely track to the state and national averages. By comparison, growth in San Bernardino County has been very strong, equal to 24.2% between 1990 and 2000, while population growth of 16.2% in Santa Clara County more closely approximated the state and national averages (equal to 17.2% and 15.3%, respectively).

     Paralleling trends for population growth, the total number of households increased at comparatively modest levels in Los Angeles County since 1990 while approximating or exceeding the state and national averages in San Bernardino and Santa Clara Counties.

     Median household and per capita income levels in Los Angeles and San Bernardino Counties are relatively favorable to the national average and fall modestly below the comparable state aggregate. Income levels in Santa Clara County reflect its status as one of the wealthiest counties in the U.S. as household and per capita income well exceeded the levels for the Bank's other markets as well as the state and national average.


RP FINANCIAL, LC.
PAGE 2.6


                                                          Table 2.1
                                                        K-Fed Bancorp
                                                      Demographic Data


                                               Base             Current            Projected         % Change       % Change
                                               1990               2002                2007          1990-2002      2002-2007
                                               ----               ----                ----          ---------      ---------
STATE OF CALIFORNIA
Total Population                             29,760,022         34,876,616         37,286,836         17.19%          6.91%
  0-14 Age Group (%)                                22%                23%                22%         20.65%          3.77%
  15-34 Age Group (%)                               34%                29%                30%          0.29%          7.03%
  35-54 Age Group (%)                               25%                29%                28%         33.70%          3.98%
  55+ Age Group (%)                                 18%                19%                20%         22.03%         15.05%

Total Households                             10,381,206         11,803,522         12,511,538         13.70%          6.00%
  $0-24K Households (%)                             34%                21%                17%        -30.38%        -11.87%
  $25-50K Households (%)                            33%                25%                23%        -13.38%         -1.24%
  $50K+ Households (%)                              33%                54%                59%        -85.54%         16.28%

Average Household Income                       $ 46,330           $ 75,364           $ 89,264         62.67%         18.44%
Median Household Income                        $ 35,799           $ 54,280           $ 62,035         51.62%         14.29%
Per Capita Income                              $ 16,357           $ 25,649           $ 30,026         56.81%         17.06%


LOS ANGELES COUNTY
Total Population                              8,863,128          9,774,284         10,346,884         10.28%          5.86%
  0-14 Age Group (%)                                22%                24%                23%         17.21%          2.82%
  15-34 Age Group (%)                               36%                31%                31%         -5.57%          6.19%
  35-54 Age Group (%)                               25%                28%                27%         25.14%          2.77%
  55+ Age Group (%)                                 17%                18%                19%         13.41%         14.30%

Total Households                              2,989,542          3,207,177          3,367,298          7.28%          4.99%
  $0-24K Households (%)                             36%                23%                20%        -30.17%        -10.41%
  $25-50K Households (%)                            32%                27%                25%        -10.35%         -0.07%
  $50K+ Households (%)                              33%                50%                55%         64.68%         14.71%

Average Household Income                       $ 47,328           $ 71,353           $ 81,669         50.76%         14.46%
Median Household Income                        $ 34,965           $ 50,203           $ 54,980         43.58%          9.52%
Per Capita Income                              $ 16,091           $ 23,422           $ 26,517         45.56%         13.21%


RP FINANCIAL, LC.
PAGE 2.7


                                                          Table 2.1
                                                        K-Fed Bancorp
                                                      Demographic Data


                                               Base             Current            Projected         % Change       % Change
                                               1990               2002                2007          1990-2002      2002-2007
                                               ----               ----                ----          ---------      ---------
SAN BERNARDINO COUNTY
Total Population                              1,418,380          1,760,862          1,892,159         24.15%          7.46%
  0-14 Age Group (%)                                27%                27%                26%         25.69%          4.39%
  15-34 Age Group (%)                               34%                29%                30%          6.43%          8.16%
  35-54 Age Group (%)                               24%                28%                27%         45.91%          4.71%
  55+ Age Group (%)                                 15%                16%                17%         27.50%         16.26%

Total Households                                464,737            540,349            569,737         16.27%          5.44%
  $0-24K Households (%)                             37%                25%                22%        -20.64%         -7.40%
  $25-50K Households (%)                            35%                29%                28%         -6.12%          2.15%
  $50K+ Households (%)                              28%                46%                50%         91.13%         14.37%

Average Household Income                       $ 40,152           $ 59,253           $ 67,174         47.57%         13.37%
Median Household Income                        $ 33,439           $ 46,337           $ 50,356         38.57%          8.67%
Per Capita Income                              $ 13,334           $ 18,237           $ 20,178         36.77%         10.64%


SANTA CLARA COUNTY
Total Population                              1,497,583          1,740,132          1,873,783         16.20%          7.68%
  0-14 Age Group (%)                                20%                21%                20%         18.52%          4.21%
  15-34 Age Group (%)                               36%                31%                31%         -1.65%          7.74%
  35-54 Age Group (%)                               27%                31%                30%         30.28%          4.47%
  55+ Age Group (%)                                 16%                18%                20%         29.48%         16.98%

Total Households                                520,182            582,317            619,493         11.94%          6.38%
  $0-24K Households (%)                             21%                 9%                 6%        -52.89%        -27.34%
  $25-50K Households (%)                            31%                13%                10%        -51.53%        -16.90%
  $50K+ Households (%)                              48%                78%                83%         80.40%         14.29%

Average Household Income                       $ 58,123          $ 117,191          $ 149,360        101.63%         27.45%
Median Household Income                        $ 48,117           $ 93,503          $ 118,642         94.32%         26.89%
Per Capita Income                              $ 20,354           $ 39,175           $ 49,187         92.47%         25.56%

RP FINANCIAL, LC.
PAGE 2.8


LOCAL ECONOMY/LARGEST EMPLOYERS

     The largest employers in Los Angeles County reflect its relatively diverse economy and the fact that some of the largest sectors (entertainment and tourism) are comprised of a multitude of relatively small employers which together comprise a large portion of the economy.

                                    Table 2.2
                                  K-Fed Bancorp
 Major Private Employers in Los Angeles, San Bernardino and Santa Clara Counties

              Employer                               Business
              --------                               --------

     LOS ANGELES COUNTY
     ------------------

     Boeing                                          Aerospace
     Kaiser Permanente                               Health Maint. Org.
     Ralph's Grocery                                 Supermarket Operator
     Kelly Services                                  Personnel Mgmt. Firm
     Bank of America                                 Financial Services
     Target                                          Retailer
     Pacific Bell                                    Telecommunications
     ABM Industries                                  Building Services
     University of Southern California               Education

     San Bernardino County
     ---------------------
     Stater Brothers Holdings                        Supermarket Operator
     Loma Linda University Medical Center            Education
     Wal-Mart                                        Retailer
     Kaiser Permanente Medical Center                Healthcare
     United Parcel Service                           Transportation/Shipping
     Loma Linda University                           Education
     Sears Roebuck and Company                       Retailer
     Verizon                                         Telecommunications
     San Antonio Community Hospital                  Healthcare
     St. Bernardine Medical Center                   Healthcare

RP FINANCIAL, LC.
PAGE 2.9


                              Table 2.2 (Continued)
                                  K-Fed Bancorp
 Major Private Employers in Los Angeles, San Bernardino and Santa Clara Counties

     Santa Clara County
     ------------------
     Agilent Technologies                            Electronic Components
     Apple Computer                                  Computer Equipment
     Applied Materials, Inc.                         Electronic Components
     Cisco Systems, Inc.                             Computer and DP Services
     Flextronics International, LTD.                 Electronic Components
     Hewlett-Packard Co.                             Electronic Components
     IBM Corp.                                       Computer and Office Equip.
     Intel Corp.                                     Electronic Components
     KLA-Tenor Corp.                                 Electronic Components
     Lockheed Martin Space Systems                   Aerospace
     Santa Clara Valley Medical Center               Healthcare
     Solectron Corp.                                 Electronic Components
     Stanford Hospital and Clinics                   Healthcare
     Stanford University                             Education
     Sun Microsystems, Inc.                          Computer and Office Equip.

     Source:  Local Chambers of Commerce.


     San Bernardino and Santa Clara Counties reflect the characteristics and trends previously described. In this regard, the major employers in San Bernardino County reflect its suburban character with its mix of retailers and health care providers. Santa Clara County's largest employers are relatively concentrated in the technology and health care sectors and reflects many of the industry leaders involved in the production of computer hardware and software.


UNEMPLOYMENT RATES

     Unemployment rates on a national level have been trending upward over the most recent 12 months, reflecting the weakening economy which has led to the current recessionary economic conditions (see Table 2.3). Unemployment rates in California and the Company's markets have remained relatively stable, albeit at levels above the national average with the exception of San Bernardino County. The most recent unemployment rate for Los Angeles stands at 6.8% which is 1.0% above the national average and 0.7% above the average for California as a whole. The current unemployment rate in San Bernardino County is 5.5% which is relatively favorable while the rate in Santa Clara County of 7.5% reflects the impact of the significant scaleback in technology employment following the dot.com bust. Given that there

RP FINANCIAL, LC.
PAGE 2.10


are signs that the Federal Reserve rate reductions are having their intended effect to stimulate the economy, the current level of unemployment may be at or near peak levels.

                                    Table 2.3
                                  K-Fed Bancorp
                             Unemployment Trends (1)

                                   September 2002               September 2003
     Region                         Unemployment                 Unemployment
     ------                         ------------                 ------------

     United States                       5.7%                         5.8%
     California                          6.5                          6.1
     Los Angeles County                  6.7                          6.8
     San Bernardino County               5.9                          5.5
     Santa Clara County                  8.8                          7.5

     (1) Unemployment rates are not seasonally adjusted.

     Source:  U.S. Bureau of Labor Statistics.



COMPETITION

     As a savings bank with its primary business functions of real estate lending and the gathering of deposits in southern California and the San Francisco Bay area, K-Fed Bancorp's primary competitors are: (1) other financial institutions with offices proximate to the Company's locations; (2) other mortgage loan originators; (3) those depository and lending organizations not physically located within the Company's markets, but capable of doing business remotely through the Internet or by other means; and (4) other competitors such as investment firms, mutual funds, insurance companies, etc.

     Competition among financial institutions in the Company's market is significant. As larger institutions compete for market share to achieve economies of scale, the environment for the Company's products and services is expected to remain highly competitive. Community-sized institutions such as K-Fed Bancorp typically compete with larger institutions on pricing or operate in a niche that will allow for operating margins to be maintained at profitable levels. The Company's business plan reflects elements of both strategies.

RP FINANCIAL, LC.
PAGE 2.11


     Table 2.4 displays deposit market trends over recent years for the markets where the Company maintains branches. The large size of the markets overall are indicated by the deposit totals, which equaled $188.0 billion for Los Angeles County alone while Santa Clara and San Bernardino Counties were $46 billion and $13 billion, respectively. Furthermore, growth trends are relatively favorable as the Los Angeles County deposit market realized 9.9% annual growth for the two years ended June 30, 2002, which fell between the corresponding growth figures for San Bernardino County (17.9%) and Santa Clara County (6.7%).

     The largest competitors in the markets served by K-Fed Bancorp are comprised of some of the largest financial institutions in California and the nation as a whole. In this regard, Bank of America holds the largest market share in all three counties where the Company maintains branch offices, with a market share in the range of 20% based on deposit data as of June 30, 2002 (see Table 2.5 for details). Other large competitors include Washington Mutual, Wells Fargo, Union Bank and Citibank. At the same time, there are many smaller competitors, each holding less than 1.0% of the deposit market. Based on the most recent branch deposit data, K-Fed Bancorp held less than 1% of all the markets where it operated.


RP FINANCIAL, LC.
PAGE 2.12


                                                       Table 2.4
                                                     Deposit Table
                                                     K-Fed Bancorp


                                                              Deposits as of June 30,
                                             ------------------------------------------------------        Two Year
                                                  2000                 2001                2002           Growth Rate
                                                  ----                 ----                ----           -----------
                                                 ($000)               ($000)              ($000)              (%)
STATE OF CALIFONIA
Bank Deposits                                $ 327,889,227        $ 356,950,997       $ 381,397,313             7.9%
Thrift Deposits                                124,957,182          134,165,703         150,741,141             9.8%
Savings Bank Deposits                              925,183              927,408           1,649,143            33.5%
Credit Union Deposits                           55,232,271           64,300,402          72,855,386            14.9%
                                             -------------        -------------       -------------
Total Deposits                               $ 509,003,863        $ 556,344,510       $ 606,642,983             9.2%

LOS ANGELES COUNTY
Bank Deposits                                $  94,997,588        $ 108,639,542       $ 116,166,552           10.6%
Thrift Deposits                                 42,763,600           44,440,355          49,089,064             7.1%
Savings Bank Deposits                              554,509              549,833             677,162            10.5%
Credit Union Deposits                           17,381,667           19,681,250          22,038,078            12.6%
                                             -------------        -------------       -------------
Total Deposits                               $ 155,697,364        $ 173,310,980       $ 187,970,856             9.9%
KAISER FEDERAL BANK                          $     148,619        $     174,812       $     195,320            14.6%

SANTA CLARA COUNTY
Bank Deposits                                $  27,592,561        $  29,352,972       $  30,036,155             4.3%
Thrift Deposits                                  6,726,306            7,240,488           8,176,693            10.3%
Savings Bank Deposits                                    -                    -              18,011               NA
Credit Union Deposits                            6,039,502            6,872,085           7,708,649            13.0%
                                             -------------        -------------       -------------
Total Deposits                               $  40,358,369        $  43,465,545       $  45,939,508             6.7%
KAISER FEDERAL BANK                               $ 18,782             $ 22,779            $ 28,342            22.8%

SAN BERNARDINO
Bank Deposits                                $   5,617,402        $   6,151,101       $   6,881,583            10.7%
Thrift Deposits                                  4,328,510            4,513,579           4,880,934             6.2%
Savings Bank Deposits                                    -                    -               8,153               NA
Credit Union Deposits                              904,910            1,079,963           1,257,465            17.9%
                                             -------------        -------------       -------------
Total Deposits                               $  10,850,822        $  11,744,643       $  13,028,135             9.6%
KAISER FEDERAL BANK                          $           -        $           -       $      28,349               NA

Source:  SNL Financial, LC


RP FINANCIAL, LC.
PAGE 2.13


                                                              Table 2.5
                                                            K-Fed Bancorp
                                                       Market Share by County


                                                                                          Deposits as of June 30,
                                                                   Number of   -----------------------------------------    Market
Company Name                        City         State   Charter   Branches        2000           2001           2002        Share
------------                        ----         -----   -------   --------        ----           ----           ----        -----
                                                                                  ($000)         ($000)         ($000)        (%)
SANTA CLARA COUNTY
Bank of America NA               Charlotte         NC       B          60      $ 6,761,803    $ 6,975,048    $ 7,279,731     19.27%
Wells Fargo Bank NA              San Francisco     CA       B          62      $ 4,374,942    $ 5,509,777    $ 5,758,639     15.24%
Washington Mutual Bank, FA       Stockton          CA       T          41      $ 3,343,588    $ 3,478,869    $ 4,232,776     11.20%
Comerica Bank-California         San Jose          CA       B          11      $ 2,228,430    $ 2,478,436    $ 3,198,575      8.46%
Silicon Valley Bank              Santa Clara       CA       B           2      $ 4,014,133    $ 3,259,547    $ 2,412,805      6.39%
Bank of the West                 San Francisco     CA       B          29      $ 1,583,682    $ 1,716,329    $ 1,681,379      4.45%
Citibank FSB                     Reston            VA       T          15      $ 1,652,191    $ 1,788,790    $ 1,554,648      4.11%
World SB FSB                     Oakland           CA       T          16      $ 1,114,237    $ 1,239,872    $ 1,453,445      3.85%
Cupertino National Bk            Cupertino         CA       B           5      $ 1,089,129    $ 1,365,544    $ 1,402,608      3.71%
Union Bank of California NA      San Francisco     CA       B          14      $ 1,253,272    $ 1,277,351    $ 1,390,439      3.68%
------------------------------------------------------------------------------------------------------------------------------------
Kaiser Federal Bank              Covina            CA       T           1      $    18,782    $    22,779    $28,342 779      0.08%
------------------------------------------------------------------------------------------------------------------------------------
All Others                                                              1      $56,579,146    $ 7,056,135    $ 7,393,037     19.59%


SAN BERNARDINO
Bank of America NA               Charlotte         NC       B          36      $ 2,029,271    $ 2,142,586    $ 2,347,258     20.52%
Washington Mutual Bank, FA       Stockton          CA       T          25      $ 1,461,441    $ 1,412,774    $ 1,530,889     13.39%
PFF Bank & Trust                 Pomona            CA       T          13      $   859,213    $   924,701    $   977,987      8.55%
Citizens Business Bank           Ontario           CA       B           9      $   672,026    $   784,546    $   971,734      8.50%
Wells Fargo Bank NA              San Francisco     CA       B          27      $   824,737    $   897,284    $   915,883      8.01%
Citibank (West) FSB              San Francisco     CA       T          14      $   579,881    $   597,342    $   616,717      5.39%
World SB FSB                     Oakland           CA       T           8      $   437,341    $   475,030    $   513,844      4.49%
Downey S&LA                      Newport Beach     CA       T           7      $   384,953    $   450,106    $   427,814      3.74%
Jackson Federal Bank             Fullerton         CA       T           6      $   186,568    $   223,752    $   370,145      3.24%
Desert Community Bank            Victorville       CA       B           8      $   247,122    $   286,116    $   312,521      2.73%
------------------------------------------------------------------------------------------------------------------------------------
Kaiser Federal Bank              Covina            CA       T           1      $         -    $         -    $    28,349      0.25%
------------------------------------------------------------------------------------------------------------------------------------
All Others                                                             73      $ 2,021,660    $ 2,161,415    $ 2,423,066     21.19%


LOS ANGELES COUNTY
Bank of America NA               Charlotte         NC       B         299      $29,897,952    $34,251,116    $35,560,951    21.78%
Washington Mutual Bank, FA       Stockton          CA       T         254      $19,431,305    $19,408,370    $22,103,652    13.54%
Wells Fargo Bank NA              San Francisco     CA       B         220      $10,196,304    $12,666,724    $13,507,159     8.27%
Union Bank of California NA      San Francisco     CA       B          65      $ 9,025,278    $ 9,495,137    $ 9,294,943     5.69%
Citibank (West) FSB              San Francisco     CA       T         137      $ 7,241,883    $ 7,423,971    $ 7,659,978     4.69%
Comerica Bank-California         San Jose          CA       B          15      $ 4,357,677    $ 5,694,696    $ 7,407,069     4.54%
City National Bank               Beverly Hills     CA       B          42      $ 5,155,385    $ 5,751,727    $ 6,913,471     4.23%
Bank of the West                 San Francisco     CA       B          54      $ 4,466,515    $ 4,465,149    $ 4,859,008     2.98%
World SB FSB                     Oakland           CA       T          30      $ 2,706,308    $ 3,104,356    $ 3,577,691     2.19%
California National Bank         Los Angeles       CA       B          48      $ 3,370,036    $ 3,205,222    $ 3,187,987     1.95%
------------------------------------------------------------------------------------------------------------------------------------
Kaiser Federal Bank              Covina            CA       T           2      $   148,619    $   174,812    $   195,320     0.12%
------------------------------------------------------------------------------------------------------------------------------------
All Others                                                            676      $40,631,249    $45,653,017    $49,034,053    30.04%

RP FINANCIAL, LC.
PAGE 3.1



                            III. PEER GROUP ANALYSIS



     This chapter presents an analysis of K-Fed Bancorp's operations versus a group of comparable companies (the "Peer Group") selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of K-Fed Bancorp is provided by these public companies. Factors affecting the Company's pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between K-Fed Bancorp and the Peer Group, will then be used as a basis for the valuation of K-Fed Bancorp's to-be-issued common stock.


PEER GROUP SELECTION

     The mutual holding company form of ownership has been in existence in its present form since 1991. As of the date of this appraisal, there were 16 publicly-traded institutions operating as subsidiaries of MHCs. We believe there are a number of characteristics of MHCs that make their shares distinctly different than the shares of fully-converted companies. These factors include:
(1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) guaranteed minority ownership interest, with no opportunity of exercising voting control of the institution in the MHC form of organization, thus limiting acquisition speculation in the stock price;
(3) market expectations of the potential impact of "second-step" conversions on the pricing of public MHC institutions; (4) the regulatory policies regarding the dividend waiver by MHC institutions; and (5) mid-tier holding companies (formed by most MHCs) facilitate the ability for stock repurchases, thereby potentially improving the market for the public shares and the MHC's financial characteristics. We believe that each of these factors has a distinct impact on the pricing of the shares of MHC institutions, relative to the market pricing of shares of fully-converted public companies.

     Thus, given the unique characteristics of the MHC form of ownership, RP Financial concluded that the appropriate Peer Group for K-Fed Bancorp's valuation should be comprised

RP FINANCIAL, LC.
PAGE 3.2


of thrifts in MHC form, and no full stock companies. In this regard, a Peer Group comprised of public MHC thrifts is consistent with the regulatory guidelines, and other recently completed MHC transactions. Further, the Peer Group should be comprised of only those MHC institutions whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is regular and reported. We believe non-listed MHC institutions are inappropriate for the Peer Group, since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have excluded from the Peer Group those public MHC institutions that are currently pursuing a "second-step" conversion, companies subject to speculative factors or unusual operating conditions, and companies who have announced a "remutualization" transaction or a merger with another MHC - as the pricing characteristics of these MHC institutions are typically distorted. MHCs that recently completed their minority stock offerings are typically excluded as well, due to the lack of a seasoned trading history and/or insufficient time to effectively redeploy the offering proceeds. Selected characteristics of the universe of all publicly-traded institutions are included as Exhibit III-1.


BASIS OF COMPARISON

     This appraisal includes two sets of financial data and ratios for each public MHC institution. The first set of financial data reflects the actual book value, earnings, assets and operating results reported by the public MHC institutions in its public filings inclusive of the minority ownership interest outstanding to the public. The second set of financial data, discussed at length in the following chapter, places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis assuming the sale of the majority shares held by the MHCs in public offerings based on their respective current prices and standard assumptions for second step conversions. This adjustment is appropriate for several reasons, including:
(1) the investment community also prices the stock of MHCs assuming the completion of a second step conversion; and, MHC institutions have different proportions of their stock publicly held, so this technique neutralizes such differences. Throughout the appraisal, the adjusted figures will be specifically identified as being on a "fully-converted"

RP FINANCIAL, LC.
PAGE 3.3


basis. Unless so noted, the figures referred to in the appraisal will be actual financial data reported by the public MHC institutions.

     Both sets of financial data have their specific use and applicability to the appraisal. The actual financial data, as reported by the Peer Group companies and reflective of the minority interest outstanding, will be used primarily in this Chapter III to make financial comparisons between the Peer Group and the Company. In this analysis, we consider the pro forma impact of the offering on the Company. The fully-converted analysis will be more fully described and quantified in the pricing analysis discussed in Chapter IV. The fully-converted pricing ratios are considered critical to the valuation analysis in Chapter IV, because they place each public MHC institution on a fully-converted basis (making their pricing ratios comparable to the pro forma valuation conclusion reached herein), eliminate distortion in pricing ratios between public MHC institutions that have sold different percentage ownership interests to the public, and reflect the actual pricing ratios (fully-converted basis) being placed on public MHC institutions in the market today to reflect the unique trading characteristics of publicly-traded MHC institutions.


SELECTED PEER GROUP

     Among the universe of nearly 230 publicly-traded thrifts, the number of public MHC institutions is relatively small, thereby limiting the selection process. Under ideal circumstances, the Peer Group would be comprised of at least ten publicly-traded regionally-based MHC institutions with financial and operating characteristics comparable to the Company. However, given the limited number of publicly-traded institutions in the MHC form of ownership, the selection criteria was necessarily more broadly based, i.e., not confined to a particular geographic market area, financial and operating characteristics. In the selection process, publicly-traded MHCs with assets of less than $1 billion were considered for the Peer Group, in that they were more comparable than larger thrifts in terms of resources, financial strength, competitive strength and size and liquidity characteristics of the stock offering. Ten publicly-traded MHC companies currently maintain assets of less than $1 billion and all ten were selected for the Peer Group. While the Peer Group is not exactly comparable to the Company, we believe


RP FINANCIAL, LC.
PAGE 3.4


                                                              Table 3.1
                                                Peer Group of Publicly-Traded Thrifts
                                                        November 17, 2003(1)


                                                                          Operating   Total            Fiscal  Conv.  Stock  Market
Ticker  Financial Institution                    Exchg.  Primary Market  Strategy(2)  Assets  Offices   Year   Date   Price   Value
------  ---------------------                    ------  --------------  -----------  ------  -------   ----   ----   -----   -----
                                                                                                                               ($)

WFD     Westfield Financial MHC of MA (47.0) (3)  AMEX   Southwestern MA    Thrift     $810      10     12-31  12/01  $24.20   $242
BCSB    BCSB Bankcorp MHC of MD (36.0)            OTC    Northeast MD       Thrift      640      11     09-30  07/98   18.00    106
ONFC    Oneida Financial MHC of NY (45.7)         OTC    Central NY         Thrift      429       6     12-31  12/98   24.00    119
ALLB    Alliance Bank MHC of PA (20.0)            OTC    Southeastern PA    Thrift      385       8     12-31  03/95   29.09    100
PBHC    Pathfinder BC MHC of NY (39.1) (3)        OTC    Upstate NY         Thrift      283       5     12-31  11/95   17.25     42
JXSB    Jacksonville Bancorp MHC of IL (45.6)     OTC    Central IL         Thrift      261       7     12-31  04/95   16.41     32
ROME    Rome Bancorp Inc. MHC of NY (41.6) (3)    OTC    Central NY         Thrift      258       4     12-31  10/99   27.56    118
GCBC    Green County Bancorp MHC of NY (43.0)     OTC    Southeast NY, NJ   Thrift      257       6     06-30  12/98   32.24     66
WCFB    Webster City Federal MHC of IA (38.5)     OTC    Central IA         Thrift      106       1     12-31  08/94   13.00     49
GOV     Gouverneur Bancorp MHC of NY (42.4)       AMEX   Northern NY        Thrift       89       1     09-30  03/99   12.00     27


NOTES:    (1)  Or most recent date available (M=March, S=September, D=December, J=June, E=Estimated, and P=Pro Forma)
          (2)  Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer,
               Div.=Diversified and Ret.=Retail Banking.
          (3)  FDIC savings bank institution.

Source:   Corporate offering circulars, data derived from information published in SNL Securities Quarterly Thrift Report, and financial reports of publicly-traded thrifts.

RP FINANCIAL, LC.
PAGE 3.5


such companies form a good basis for the valuation of the Company. To the extent significant differences exist, valuation adjustments will be made accordingly.

     On average, the Peer Group companies maintain a slightly higher level of capitalization relative to the universe of all public thrifts, and have lower profitability and return on equity. On a fully-converted basis, the Peer Group would have nearly twice the capital level and higher profitability, which would result in an even lower return on equity. The summary table below underscores the key differences, particularly in the average pricing ratios between full stock and MHC institutions (both as reported and on a fully converted basis).

                                                                MHC Peer Group
                                                                --------------
                                                                                   Fully-
                                                    All           Reported        Converted
                                              Publicly-Traded       Basis         Basis(1)
                                              ---------------       -----         --------

     Financial Characteristics (Averages)
     ------------------------------------
     Assets ($Mil)                               $2,244              $352            $401
     Equity/Assets (%)                            10.59%            12.55%          23.95%
     Core Return on Assets (%)                     0.68              0.59            0.64
     Core Return on Equity (%)                     6.69              4.38            2.51

     Pricing Ratios (Averages)(2)
     ----------------------------
     Price/Core Earnings (x)                      20.29x            30.13x          30.28x
     Price/Book (%)                              160.47%           221.50%          98.38%
     Price/Assets (%)                             16.82             27.52           23.41

     (1) Pro forma basis.
     (2) Based on market prices as of November 7, 2003.


     The following sections present a comparison of K-Fed Bancorp's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.


FINANCIAL CONDITION

     Table 3.2 shows comparative balance sheet measures for the Company and the Peer Group. The Company's pre-offering equity ratio of 8.0% of assets falls below the Peer Group


RP FINANCIAL, LC.
Page 3.6


                                                              Table 3.2
                                             Balance Sheet Composition and Growth Rates
                                                   Comparable Institution Analysis
                                                         As of June 30, 2003


                                                                     Balance Sheet as a Percent of Assets
                                          ------------------------------------------------------------------------------------------
                                            Cash &     MBS &                    Borrowed  Subd.   Net   Goodwill  Tng Net    MEMO:
                                          Equivalents  Invest  Loans  Deposits   Funds    Debt   Worth  & Intang   Worth  Pref.stock
                                          -----------  ------  -----  --------   -----    ----   -----  --------   -----  ----------
K-Fed Bancorp
-------------

  September 30, 2003                         4.8%       8.9%   84.1%    80.4%    11.2%    0.0%    8.0%    0.0%      8.0%      0.0%



All Public Companies                         6.2%      23.2%   66.2%    67.8%    19.6%    0.1%   10.4%    0.5%      9.9%      0.0%
State of CA                                  1.9%      21.4%   73.9%    56.0%    33.3%    0.2%    8.1%    0.2%      7.9%      0.1%
Comparable Group Average                     7.0%      30.8%   57.8%    76.9%     8.8%    0.0%   12.5%    0.6%     11.9%      0.0%


Comparable Group
----------------

ALLB  Alliance Bank MHC of PA (20.0)        14.3%      31.4%   49.6%    74.1%    16.0%    0.0%    9.1%    0.0%      9.1%      0.0%
BCSB  BCSB Bankcorp MHC of MD (36.0)         3.9%      35.1%   58.4%    85.6%     3.7%    0.0%    7.2%    0.4%      6.8%      0.0%
GOV   Gouverneur Bncrp MHC of NY (42.4)      2.5%      27.8%   67.1%    64.1%    13.7%    0.0%   19.8%    0.0%     19.8%      0.0%
GCBC  Green Co. Bancorp MHC of NY (43.0)     6.6%      39.4%   51.5%    84.9%     3.1%    0.0%   11.3%    0.0%     11.3%      0.0%
JXSB  Jacksonville Bancorp MHC of IL (45.6)  4.5%      37.3%   52.6%    89.7%     0.7%    0.0%    7.9%    1.2%      6.7%      0.0%
ONFC  Oneida Financial MHC of NY (45.7)      6.4%      38.1%   46.1%    70.5%    16.7%    0.0%   11.7%    2.9%      8.9%      0.0%
PBHC  Pathfinder BC MHC of NY (39.1)         2.5%      23.6%   66.6%    72.2%    17.0%    0.0%    7.6%    1.7%      5.9%      0.0%
ROME  Rome Bancorp Inc. MHC of NY (41.6)     4.8%      15.5%   75.7%    78.9%     5.3%    0.0%   14.2%    0.0%     14.2%      0.0%
WCFB  Webster City Fed. MHC of IA (38.5)    18.0%      15.4%   64.7%    68.4%     9.1%    0.0%   21.2%    0.1%     21.1%      0.0%
WFD   Westfield Fin. MHC of MA (47.0)        6.2%      44.0%   45.3%    81.0%     3.0%    0.0%   15.4%    0.0%     15.4%      0.0%


                                                                     Balance Sheet Annual Growth Rates
                                           ---------------------------------------------------------------------------
                                                      MBS, Cash &                         Borrows.     Net     Tng Net
                                           Assets    Investments    Loans    Deposits   & Subdebt    Worth     Worth
                                           ------    -----------    -----    --------   ---------    -----     -----

K-Fed Bancorp
-------------
  September 30, 2003                        50.97%       89.84%      45.32%    39.27%       N.M.      6.90%     6.90%



All Public Companies                         8.83%       17.30%       5.26%     8.59%      4.17%      4.35%     3.68%
State of CA                                 21.76%       12.75%      30.43%    17.30%     22.64%     12.91%    11.18%
Comparable Group Average                    10.22%       21.69%       3.84%    12.43%      6.07%      2.16%     0.10%


Comparable Group
----------------

ALLB  Alliance Bank MHC of PA (20.0)         3.67%       10.02%      -1.57%     5.02%     -0.94%     -1.51%    -1.51%
BCSB  BCSB Bankcorp MHC of MD (36.0)        43.32%       59.72%      33.67%    46.99%     93.64%      3.94%    -2.23%
GOV   Gouverneur Bncrp MHC of NY (42.4)      7.02%       -0.51%      10.27%    14.47%    -18.12%      2.15%     2.15%
GCBC  Green Co. Bancorp MHC of NY (43.0)    16.72%       38.88%       2.99%    18.69%    -11.11%     10.32%    10.32%
JXSB  Jacksonville Bancorp MHC of IL (45.6)  6.78%       42.85%     -10.82%     6.86%       N.M.      4.43%     5.76%
ONFC  Oneida Financial MHC of NY (45.7)      2.82%        2.80%       1.80%     2.01%      0.56%      7.99%     5.99%
PBHC  Pathfinder BC MHC of NY (39.1)         9.75%        9.21%       8.46%    15.32%     -2.59%     -6.49%   -19.76%
ROME  Rome Bancorp Inc. MHC of NY (41.6)     3.56%      -19.45%      11.55%     5.43%    -12.91%      0.77%     0.77%
WCFB  Webster City Fed. MHC of IA (38.5)     6.19%       63.82%      -9.72%     8.24%      0.00%      2.83%     2.29%
WFD   Westfield Fin. MHC of MA (47.0)        2.34%        9.58%      -8.26%     1.23%       N.M.     -2.78%    -2.78%

                                                 Regulatory Capital
                                           -----------------------------

                                           Tangible      Core    Reg.Cap
                                           --------      ----   - ------

K-Fed Bancorp
-------------
  September 30, 2003                          8.00%      8.00%    13.50%



All Public Companies                          9.16%      9.15%    16.71%
State of CA                                   8.01%      8.01%    14.86%
Comparable Group Average                     12.78%     12.29%    24.18%


Comparable Group
----------------

ALLB  Alliance Bank MHC of PA (20.0)           N.M.       N.M.      N.M.
BCSB  BCSB Bankcorp MHC of MD (36.0)          7.44%      7.44%    13.75%
GOV   Gouverneur Bncrp MHC of NY (42.4)      19.00%     19.00%    37.50%
GCBC  Green Co. Bancorp MHC of NY (43.0)      9.04%      9.04%    19.63%
JXSB  Jacksonville Bancorp MHC of IL (45.6)    N.M.      6.69%    13.09%
ONFC  Oneida Financial MHC of NY (45.7)        N.M.       N.M.      N.M.
PBHC  Pathfinder BC MHC of NY (39.1)          7.79%      7.79%    13.20%
ROME  Rome Bancorp Inc. MHC of NY (41.6)       N.M.       N.M.      N.M.
WCFB  Webster City Fed. MHC of IA (38.5)     20.64%     20.64%    43.86%
WFD   Westfield Fin. MHC of MA (47.0)          N.M.     15.43%    28.23%

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R)Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2003 by RP(R) Financial, LC.

RP FINANCIAL, LC.
PAGE 3.7


average of 12.5%; however, with the addition of offering proceeds, the pro forma capital position will exceed the Peer Group's ratio. Neither had a significant amount of intangible assets. The increased equity is anticipated to enhance K-Fed Bancorp's earnings potential through reinvestment of proceeds, lower funding costs and potentially through profitable growth. However, at the same time, the increased pro forma capital position is expected to result in a decline in the Company's return on equity ("ROE"), based on both reported and core earnings. Both the Company's and the Peer Group's current equity ratios reflect strong surpluses over regulatory capital requirements; and on a post-offering basis the Company's cushion over capital requirements will be enhanced.

     The Company's asset composition reflects a comparatively higher concentration of loans to assets, at 84.1% versus a 57.8% average for the Peer Group. Comparatively, the ratio of cash, investments, and MBS for the Company was lower than for the Peer Group (13.7% of assets versus 37.8% for the Peer Group). Overall, the Company's interest-earning assets ("IEA") approximated 97.8% of assets, which was higher than the comparative Peer Group ratio of 95.6%. The Company's higher IEA ratio reflects, in part, the limited investment in fixed assets and no intangible assets in comparison to the Peer Group. On a pro forma basis, the Company's IEA advantage is expected to increase as the net proceeds are reinvested into IEA.

     The Company's deposits equaled 80.4% of assets, which was above the Peer Group average of 76.9%. Borrowings were utilized to a lesser degree by the Peer Group, at 8.8% versus the K-Fed Bancorp's ratio of 11.2%. Total interest-bearing liabilities ("IBL") maintained by K-Fed Bancorp and the Peer Group, equaled 91.6% and 85.7% of assets, respectively. The ratio of IBL will be reduced on a post-offering basis as the Company funds a greater portion of its operations out of capital.

     K-Fed Bancorp posted much higher annual asset growth than the Peer Group, at 50.97% and 10.45%, respectively. The Company's comparatively faster growth is attributable to relatively strong loan growth, reflecting the Company's efforts to leverage capital and take advantage of the expanded lending powers (both from a product and geographic standpoint) following the Charter Conversion. Over this same period, the Company's loans increased

RP FINANCIAL, LC.
PAGE 3.8


45.32% versus 3.84% for the Peer Group on average, with the Company's faster loan growth being primarily attributable to purchases.

     The growth rate of both deposits and borrowings for the Company well exceeded the Peer Group average as K-Fed Bancorp sought to fund asset growth. Specifically, the annual growth rate for deposits was 39.27% versus an average of 12.43% for the Peer Group. The growth rate for borrowings was not meaningful as K-Fed Bancorp's outstanding borrowings increased from a very small level ($2 million) to $50 million as of September 30, 2003. The borrowing growth rate for the Peer Group equaled 6.07% for the most recent 12 month period.

     Importantly, the Company's business plan indicates that future balance sheet growth may more closely approximate the Peer Group average as compared to the level of growth realized over the last 12 months, and the Company expects to repay the $50 million in advances upon maturity with available liquidity and interim deposit growth.

     The Company's equity increased 6.90%, versus 2.16% for the Peer Group. The Peer Group's more limited equity growth, notwithstanding comparable profitability, reflects dividend and capital management strategies. On a post-offering basis, the Company's capital growth rate is expected to decline due to the increased equity level and marginal short-term net proceeds reinvestment benefit.


INCOME AND EXPENSE COMPONENTS

     Table 3.3 displays comparative statements of operations for the Company and the Peer Group. K-Fed Bancorp and the Peer Group reported net income to average assets ratios of 0.62% and 0.65%, respectively. The Company's operations reflect a relatively favorable level of operating expense and fee income, the benefits of which are offset by a comparatively weaker net interest income ratio.

     The Peer Group's interest income and interest expense ratios relative to average assets were relatively favorable in comparison to the Company, resulting in a stronger net interest income ratio. The Peer Group's higher interest income ratio was realized through earning a higher yield on interest-earning assets (5.94% versus 5.25% for the Company). Despite the Company's higher ratio of loans-to-assets, the Company's lower asset yields reflect its higher


RP FINANCIAL, LC.
Page 3.9


                                                              Table 3.3
                                   Income as Percent of Average Assets and Yields, Costs, Spreads
                                                   Comparable Institution Analysis
                                             For the Twelve Months Ended June 30, 2003


                                                         Net Interest Income                   Other Income
                                                    -----------------------------          --------------------
                                                                           Loss     NII                          Total
                                             Net                          Provis.  After   Loan   R.E.   Other   Other
                                            Income  Income  Expense  NII  on IEA   Provis  fees   Oper.  Income  Income
                                            ------  ------  -------  ---  -------  ------  ----   -----  ------  ------
K-Fed Bancorp
-------------
  September 30, 2003                         0.62%   5.38%   2.35%  3.02%  0.25%    2.77%  0.00%  0.00%   0.88%   0.88%



All Public Companies                         0.91%   5.70%   2.57%  3.13%  0.19%    2.95%  0.04%  0.00%   0.53%   0.58%
State of CA                                  1.18%   6.02%   2.48%  3.54%  0.28%    3.26%  0.04%  0.01%   0.37%   0.43%
Comparable Group Average                     0.65%   5.68%   2.28%  3.40%  0.29%    3.12%  0.03% -0.01%   0.58%   0.60%


Comparable Group
----------------

ALLB  Alliance Bank MHC of PA (20.0)         0.28%   5.55%   2.54%  3.01%  0.52%    2.49%  0.00% -0.02%   0.30%   0.28%
BCSB  BCSB Bankcorp MHC of MD (36.0)         0.34%   5.84%   2.80%  3.04%  0.26%    2.78%  0.04%  0.00%   0.12%   0.16%
GOV   Gouverneur Bncrp MHC of NY (42.4)      0.69%   6.22%   2.31%  3.91%  0.10%    3.81%  0.00% -0.07%   0.27%   0.20%
GCBC  Green Co. Bancorp MHC of NY (43.0)     0.93%   5.50%   1.83%  3.67%  0.08%    3.60%  0.00%  0.03%   1.03%   1.06%
JXSB  Jacksonville Bancorp MHC of IL (45.6)  0.28%   5.55%   2.57%  2.98%  1.25%    1.74%  0.15% -0.07%   0.51%   0.59%
ONFC  Oneida Financial MHC of NY (45.7)      0.86%   5.22%   2.21%  3.01%  0.05%    2.96%  0.00%  0.00%   2.08%   2.08%
PBHC  Pathfinder BC MHC of NY (39.1)         0.50%   5.80%   2.44%  3.36%  0.25%    3.12%  0.10%  0.03%   0.44%   0.58%
ROME  Rome Bancorp Inc. MHC of NY (41.6)     0.97%   6.03%   1.63%  4.40%  0.19%    4.21%  0.00%  0.00%   0.45%   0.45%
WCFB  Webster City Fed. MHC of IA (38.5)     1.28%   6.18%   2.42%  3.76%  0.08%    3.68%  0.00% -0.01%   0.38%   0.37%
WFD   Westfield Fin. MHC of MA (47.0)        0.38%   4.91%   2.04%  2.87%  0.10%    2.77%  0.00%  0.00%   0.23%   0.23%


                                            G&A/Other Exp.   Non-Op. Items     Yields, Costs, and Spreads
                                           ----------------  --------------  -----------------------------
                                                                                                                MEMO:      MEMO:
                                             G&A   Goodwill   Net   Extrao.   Yield        Cost    Yld-Cost    Assets/    Effective
                                           Expense   Amort.  Gains   Items   On Assets   of Funds   Spread     Fte Emp.   Tax Rate
                                           -------   ------  -----   -----   ---------   --------   ------     --------   --------

K-Fed Bancorp
-------------
  September 30, 2003                        2.56%     0.00% -0.06%   0.00%     5.25%       2.68%     2.57%      $5,340     39.98%



All Public Companies                        2.49%     0.02%  0.35%   0.00%     5.77%       2.86%     2.91%      $4,515     34.65%
State of CA                                 2.22%     0.01%  0.50%   0.00%     6.21%       2.77%     3.44%      $6,570     40.83%
Comparable Group Average                    2.87%     0.01%  0.10%   0.00%     5.94%       2.66%     3.28%      $3,565     35.08%


Comparable Group
----------------

ALLB  Alliance Bank MHC of PA (20.0)        2.60%     0.00%  0.00%   0.00%     5.83%       2.82%     3.01%      $5,197       N.M.
BCSB  BCSB Bankcorp MHC of MD (36.0)        2.54%     0.00%  0.13%   0.00%     5.99%       3.14%     2.85%      $3,949     35.74%
GOV   Gouverneur Bncrp MHC of NY (42.4)     2.98%     0.00%  0.11%   0.00%     6.40%       2.97%     3.43%      $2,961     39.74%
GCBC  Green Co. Bancorp MHC of NY (43.0)    3.32%     0.00%  0.01%   0.00%     5.66%       2.09%     3.57%      $3,023     31.02%
JXSB  Jacksonville Bancorp MHC of IL (45.6) 2.67%     0.03%  0.38%   0.00%     5.89%       2.85%     3.04%      $2,418       N.M.
ONFC  Oneida Financial MHC of NY (45.7)     4.11%     0.02%  0.28%   0.00%     5.74%       2.52%     3.22%      $3,002     27.95%
PBHC  Pathfinder BC MHC of NY (39.1)        3.12%     0.04%  0.14%   0.00%     6.23%       2.74%     3.50%      $2,749     26.09%
ROME  Rome Bancorp Inc. MHC of NY (41.6)    3.21%     0.00%  0.02%   0.00%     6.27%       1.93%     4.34%      $2,717     34.24%
WCFB  Webster City Fed. MHC of IA (38.5)    2.06%     0.00%  0.01%   0.00%     6.31%       3.14%     3.17%      $4,086     35.73%
WFD   Westfield Fin. MHC of MA (47.0)       2.14%     0.00% -0.11%   0.00%     5.08%       2.44%     2.64%      $5,547     50.11%

Source:  Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R)Financial, LC. calculations.
         The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2003 by RP(R) Financial, LC.

RP FINANCIAL, LC.
PAGE 3.10


concentration of 1-4 family residential mortgage loans, the majority of which are adjustable rate or hybrid ARMs that were purchased at a premium. In contrast, many of the Peer Group companies have a more substantial internal origination capability and greater loan diversification. The Company's marginally higher interest expense ratio, 2.35% versus 2.28% of average assets for the Peer Group, reflects the Company's higher IBL ratio, and higher use of borrowings which is partially offset by its more favorable core deposit mix. K-Fed Bancorp's interest expense ratio is expected to diminish on a pro forma basis, as the conversion proceeds will represent interest-free funds for the Company. Overall, the Company's net interest income ratio of 3.02% compared unfavorably to the Peer Group average of 3.40%.

     Non-interest income equaled 0.88% of average assets for K-Fed Bancorp versus an average of 0.60% for the Peer Group. The Company's non-interest income ratio is comparatively higher, primarily reflecting the high level of fee income generated through the Company's deposit accounts and large ATM network.

     K-Fed Bancorp operates with a modestly lower operating expense ratio than the Peer Group, reflecting its efforts to leverage its brick and mortar and staffing costs through premium pricing of deposits and the employment of alternative delivery systems. The operating expense ratios for K-Fed Bancorp and the Peer Group were 2.56% and 2.87%, respectively. On a post-offering basis, the Company's operating expenses can be expected to increase with the addition of stock benefit plans and public company expenses. Intangible assets amortization was nominal for the Peer Group, and the Company had no amortizing intangible assets.

     K-Fed Bancorp's efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 65.6% is more favorable than the Peer Group's ratio of 71.8%. On a post-offering basis, the Company's efficiency ratio may improve marginally. Thus, the Company's efficiency ratio is expected to remain at an advantage.

     Loan loss provisions for the Company and the Peer Group were similar, amounting to 0.25% and 0.29% of average assets for K-Fed Bancorp and the Peer Group, respectively. The loan loss provisions for the Company, notwithstanding the more favorable level of NPAs, reflects the relatively large balance of consumer loans for K-Fed Bancorp (which are typically

RP FINANCIAL, LC.
PAGE 3.11


charged off after they are 90 days delinquent) and the growth and diversification in the loan portfolio.

     Non-operating expense of 0.06% of average assets for K-Fed Bancorp consisted primarily of professional expenses related to the mutual holding company reorganization in fiscal 2003. The Peer Group reported net non-operating income equal to 0.10% of average assets, which was largely comprised of gains on the sale of loans and investments. Such gains are subject to volatility due to fluctuations in market and other interest rates, and, thus are not viewed as being a recurring source of income, and thus will be excluded from the calculation of the valuation earnings base.

     The Company's effective tax rate for the last 12 months of 40.0% is modestly above the Peer Group average of 35.1%. The Company expects that its effective tax rate will continue to approximate the recent historical level in fiscal 2004, and thus remain at a comparative disadvantage relative to the Peer Group.


LOAN COMPOSITION

     K-Fed Bancorp's loan portfolio reflects a comparatively greater concentration of 1-4 family residential mortgage loans and MBS, which aggregated to 59.3% of assets and 46.3% of assets for the Company and the Peer Group, respectively (see Table 3.4). Loans secured by permanent 1-4 family residential mortgage loans equaled 50.6% of assets for the Company versus 35.2% on average for the Peer Group, while MBS comprised 8.7 and 11.1%, respectively.

     K-Fed Bancorp's lending activities show greater diversification in the areas of multi-family and commercial mortgage lending and non-mortgage consumer lending. Specifically, multi-family and commercial mortgage loans represented 19.4% of assets as compared to only 10.8% for the Peer Group, while consumer loans equaled 14.1% of assets for the Company as compared to 4.5% for the Peer Group on average. Conversely, the Peer Group maintained construction loan (1.3% of assets) and business loan (6.3% of assets) portfolios, while the Company was not engaged in these lending areas. The Company's more significant diversification into higher risk types of lending coupled with its greater investment in loans


RP FINANCIAL, LC.
PAGE 3.12


                                                              Table 3.4
                                         Loan Portfolio Composition and Related Information
                                                   Comparable Institution Analysis
                                                         As of June 30, 2003


                                                  Portfolio Composition as a Percent of Assets
                                              -----------------------------------------------------
                                                      4-Jan  Constr.   5+Unit   Commerc.               RWA/     Serviced   Servicing
                 Institution                  MBS    Family  & Land   Comm RE   Business   Consumer   Assets   For Others    Assets
                 -----------                  ---    ------  ------   -------   --------   --------   ------   ----------    ------
                                              (%)      (%)     (%)      (%)        (%)       (%)        (%)      ($000)      ($000)

K-Fed Bancorp                                 8.69%  50.61%   0.00%    19.41%     0.00%     14.05%    62.97%           $0        $0



All Public Companies                         12.65%  38.11%   4.84%    15.64%     4.24%      4.08%    60.33%     $750,841    $6,655
State of CA                                  14.87%  37.77%   4.18%    27.26%     6.21%      1.14%    59.52%   $3,295,937   $35,750
Comparable Group Average                     11.06%  35.23%   1.25%    10.76%     6.30%      4.48%    56.01%      $34,337      $173


Comparable Group
----------------

ALLB  Alliance Bank MHC of PA (20.0)          4.89%  18.39%   3.42%    26.75%     0.95%      1.37%    56.87%           $0        $0
BCSB  BCSB Bankcorp MHC of MD (36.0)         15.84%  33.50%   2.08%     8.10%    14.52%      0.56%    55.65%      $10,623        $0
GOV   Gouverneur Bncrp MHC of NY (42.4)      12.56%  49.36%   1.15%     4.12%    11.08%      2.12%    52.24%           $0        $0
GCBC  Green Co. Bancorp MHC of NY (43.0)     22.41%  41.56%   0.98%     4.82%     1.99%      2.00%    48.37%           $0        $0
JXSB  Jacksonville Bancorp MHC of IL (45.6)   0.00%  27.97%   0.90%     8.08%     5.38%      8.29%    54.53%     $158,216    $1,152
ONFC  Oneida Financial MHC of NY (45.7)       8.92%  22.54%   0.17%     6.97%     9.42%      7.75%    61.85%      $82,598      $272
PBHC  Pathfinder BC MHC of NY (39.1)         12.44%  48.82%   1.71%    10.20%     1.40%      4.98%    60.65%      $39,987      $192
ROME  Rome Bancorp Inc. MHC of NY (41.6)      1.88%  35.69%   0.67%    21.46%    11.58%      7.03%    66.41%       $3,001        $0
WCFB  Webster City Fed. MHC of IA (38.5)      1.98%  57.55%   0.91%     2.83%     2.80%      0.74%    47.35%           $0        $0
WFD   Westfield Fin. MHC of MA (47.0)        29.73%  16.93%   0.54%    14.25%     3.85%      9.94%    56.23%      $48,949      $115


Source:  Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R)Financial, LC. calculations.
         The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2003 by RP(R) Financial, LC.

RP FINANCIAL, LC.
PAGE 3.13


overall translated into higher risk-weighted-assets ratio compared to the Peer Group (62.97% versus 56.01% for the Peer Group).


CREDIT RISK

     Despite the higher credit risk profile, the Company reported a lower NPAs/assets ratio than the Peer Group, at 0.05% of assets and 0.82% of assets, respectively (see Table 3.5). Likewise, non-performing loans as a percent of total loans were below the Peer Group average (0.02% and 0.89%, respectively). Reserve coverage in relation to non-performing loans and assets was favorable for the Company. However, the Company's reserve ratio in relation to total loans was lower than for the Peer Group. In contrast, the Company has experienced higher chargeoffs, largely reflecting its automobile loan portfolio.

     At the same time, the nature of the Company's loan portfolio, including the high proportion of income producing property loans and the limited seasoning of a significant portion of the portfolio, tends to increase the overall credit risk profile in comparison to the Peer Group. While it is difficult to quantify such risk, the rapid growth, diversification and high proportion of loans serviced by others is an area of sensitivity in the valuation.


INTEREST RATE RISK

     Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure. From a balance sheet perspective, K-Fed Bancorp's lower pre-conversion capital position and lower IEA/IBL ratio suggest higher exposure. On a post-conversion basis, these ratios should improve relative to the Peer Group. In the absence of comparability in timely interest rate risk reporting and methodology, we reviewed quarterly changes in the net interest income ratio. In general, the quarterly fluctuations in the Company's net interest income ratio exceed the Peer Group average. At the same time, the Company's net interest income ratio should stabilize to some degree following the conversion, given the initial expected proceeds reinvestment strategy (primarily short-to-intermediate term investment securities).

     There are several characteristics of the Company's operations which may serve to increase the Company's interest risk exposure in relation to the Peer Group. In this regard, the


RP FINANCIAL, LC.
PAGE 3.14


                                                              Table 3.5
                                            Credit Risk Measures and Related Information
                                                   Comparable Institution Analysis
                                          As of June 30, 2003 or Most Recent Date Available


                                                           NPAs &                                     Rsrves/
                                               REO/       90+Del/     NPLs/     Rsrves/    Rsrves/    NPAs &     Net Loan     NLCs/
                  Institution                 Assets      Assets      Loans      Loans      Npls      90+Del     Chargoffs    Loans
                  -----------                 ------      ------      -----      -----      ----      ------     ---------    -----
                                               (%)         (%)         (%)        (%)       (%)        (%)        ($000)       (%)

K-Fed Bancorp                                 0.03%       0.05%       0.02%      0.60%    3566.67%   1040.28%        $562      0.15%



All Public Companies                          0.11%       0.76%       0.99%      1.06%     198.05%    152.92%        $358      0.21%
State of CA                                   0.03%       0.30%       0.44%      1.36%     231.12%    279.85%      $1,138      0.48%
Comparable Group Average                      0.19%       0.82%       0.89%      1.03%     279.52%    162.86%        $201      0.40%


Comparable Group
----------------

ALLB  Alliance Bank MHC of PA (20.0)          0.85%       2.60%        N.A.      1.33%        N.A.     27.55%          $0      0.00%
BCSB  BCSB Bankcorp MHC of MD (36.0)          0.05%       0.11%       0.09%      0.58%     621.84%    318.24%        $775      0.83%
GOV   Gouverneur Bncrp MHC of NY (42.4)       0.19%       0.78%       0.87%      1.12%     128.24%     96.97%         $12      0.08%
GCBC  Green Co. Bancorp MHC of NY (43.0)      0.02%       0.11%       0.16%      0.87%     529.09%    423.27%         $28      0.08%
JXSB  Jacksonville Bancorp MHC of IL (45.6)   0.18%       1.80%       2.94%      1.97%      67.04%     55.38%        $701      2.11%
ONFC  Oneida Financial MHC of NY (45.7)       0.00%        N.A.        N.A.      1.04%        N.A.       N.A.        $135      0.27%
PBHC  Pathfinder BC MHC of NY (39.1)          0.56%       1.02%       0.70%      0.86%     121.69%     54.87%        $193      0.42%
ROME  Rome Bancorp Inc. MHC of NY (41.6)      0.00%       0.33%        N.A.      0.81%        N.A.    189.90%         $91      0.18%
WCFB  Webster City Fed. MHC of IA (38.5)      0.05%       0.39%        N.A.      0.54%        N.A.     90.29%         $34     -0.01%
WFD   Westfield Fin. MHC of MA (47.0)         0.00%       0.26%       0.56%      1.17%     209.24%    209.24%         $40      0.05%



Source:  Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R)Financial, LC. calculations.
         The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2003 by RP(R) Financial, LC.


RP FINANCIAL, LC.
PAGE 3.15


                                                              Table 3.6
                                   Interest Rate Risk Measures and Net Interest Income Volatility
                                                   Comparable Institution Analysis
                                          As of June 30, 2003 or Most Recent Date Available


                                             Balance Sheet Measures
                                           -------------------------
                                                           Non-Earn.            Quarterly Change in Net Interest Income
                                           Equity/   IEA/    Assets/  ------------------------------------------------------------
                  Institution              Assets    IBL     Assets   6/30/2003 3/31/2003 12/31/2002 9/30/2002 6/30/2002 3/31/2002
                  -----------              ------    ---     ------   --------- --------- ---------- --------- --------- ---------
                                             (%)     (%)      (%)    (change in net interest income is annualized in basis points)

K-Fed Bancorp                                8.0%  106.8%       2.2%        -30       -47       -52         3         19       -3



All Public Companies                         9.8%  108.6%       4.3%         -8        -7        -5        -3          5        6
State of CA                                  7.9%  108.7%       2.8%         -6         0         1        -3         -7       10
Comparable Group Average                    11.9%  111.7%       4.5%        -17        -4        -6         4         13        2


Comparable Group
----------------

ALLB  Alliance Bank MHC of PA (20.0)         9.1%  105.9%       4.6%        -22        -9        21        -4         21      -10
BCSB  BCSB Bankcorp MHC of MD (36.0)         6.8%  109.1%       2.5%        -35        -3       -31        34          7       17
GOV   Gouverneur Bncrp MHC of NY (42.4)     19.8%  125.1%       2.7%        -16        22       -51         9         12       34
GCBC  Green Co. Bancorp MHC of NY (43.0)    11.3%  110.7%       2.6%        -11         4       -13        -4          2        7
JXSB  Jacksonville Bancorp MHC of IL (45.6)  6.7%  104.4%       5.6%        -29        -1       -16       -11         22      -11
ONFC  Oneida Financial MHC of NY (45.7)      8.9%  103.9%       9.5%          0        -5         6        13         19      -16
PBHC  Pathfinder BC MHC of NY (39.1)         5.9%  104.0%       7.2%        -10         6         3       -11        -12        7
ROME  Rome Bancorp Inc. MHC of NY (41.6)    14.2%  114.0%       4.0%        -14       -16        51        -5         29      -41
WCFB  Webster City Fed. MHC of IA (38.5)    21.1%  126.5%       1.9%        -20       -30       -17        23         25       25
WFD   Westfield Fin. MHC of MA (47.0)       15.4%  113.7%       4.5%        -14       -12       -15        -4          1        5


NA=Change is greater than 100 basis points during the quarter.


Source:        Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC.
               calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2003 by RP(R) Financial, LC.

RP FINANCIAL, LC.
PAGE 3.16


     Company prices its deposits in the upper end of the competitive range and employs bankrate.com to post its deposit rate on the Internet. Thus, its deposits may potentially be more rate sensitive than deposits which are generated through traditional branches. Additionally, the Company's practice of purchasing loans has led to a substantial balance of purchase premiums ($2.6 million as of September 30, 2003) introduces an element of volatility into the Company's interest income as such premiums must be amortized (i.e., reduce interest income) over the life of the loan. In recent periods, the level of interest income has been negatively impacted by accelerated loan repayments which have caused the loan purchase premium to be amortized more quickly.


SUMMARY

     Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of K-Fed Bancorp. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP FINANCIAL, LC.
PAGE 4.1



                             IV. VALUATION ANALYSIS



INTRODUCTION

     This chapter presents the valuation analysis and methodology used to determine K-Fed Bancorp's estimated pro forma market value for purposes of pricing the minority stock. The valuation incorporates the appraisal methodology promulgated by the OTS and adopted in practice by the FDIC for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Company and the Peer Group, and determination of the Company's pro forma market value utilizing the market value approach.


APPRAISAL GUIDELINES

     The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, specify the market value methodology for estimating the pro forma market value of an institution. The FDIC, state Companying agencies and other Federal agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. As previously noted, the appraisal guidelines for MHC offerings are somewhat different, particularly in the Peer Group selection process. Specifically, the regulatory agencies have indicated that the Peer Group should be based on the pro forma fully-converted pricing characteristics of publicly-traded MHCs, rather than on already fully-converted publicly-traded stock thrifts, given the unique differences in stock pricing of MHCs and fully-converted stock thrifts. Pursuant to this methodology: (1) a peer group of comparable publicly-traded MHC institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and
(3) the pro forma market value of the subject company is determined based on the market pricing of the peer group, subject to certain valuation adjustments based on key differences. In addition, the pricing characteristics of recent conversions and MHC offerings must be considered.

RP FINANCIAL, LC.
PAGE 4.2


RP FINANCIAL APPROACH TO THE VALUATION

     The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed conversions and stock offerings of comparable MHCs, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses, based on either the Peer Group or the recent conversions and MHC transactions, cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

     The pro forma market value determined herein is a preliminary value for the Corporation's to-be-issued stock. Throughout the offering process, RP Financial will: (1) review changes in the Company's operations and financial condition;
(2) monitor the Company's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending MHC offerings, and to a lesser extent, standard conversion offerings, both regionally and nationally. If material changes should occur prior to close of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

     The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including K-Fed Bancorp's value, the market value of the stocks of public MHC institutions, or K-Fed Bancorp's value alone. To the extent a change in factors impacting the

RP FINANCIAL, LC.
PAGE 4.3


Company's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.


VALUATION ANALYSIS

     A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of K-Fed Bancorp coming to market at this time.


1.   FINANCIAL CONDITION

     The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company's and the Peer Group's financial strength are noted as follows:

o OVERALL A/L COMPOSITION. The Company's asset composition includes a higher proportion of loans overall, with both 1-4 family mortgage loans and high risk weight loans (including multi-family and commercial mortgage loans and consumer loans), exceeding the Peer Group average. Notwithstanding the higher ratio of total loans to assets, the Company's net interest income ratio is below the Peer Group attributable to the comparatively lower loan yields generated by the Company. The Peer Group is currently supplementing retail deposits with modestly lower borrowings utilization, while the Company currently relies more heavily on borrowed funds. The Company's ratio of IEA/IBL will improve on a post-offering basis, thereby diminishing its current disadvantage. One other disadvantage relative to the Peer Group should be noted - that is, the Company has limited contact with many of its loan customers given the high proportion of purchased loans, thus providing limited opportunity to cross-sell. Also, the balance sheet growth has been funded with deposits at premium rates, and many of the depositors are out-of-market and thus present limited cross-sell opportunities.

RP FINANCIAL, LC.
PAGE 4.4


o CREDIT QUALITY. While the Company's credit risk profile appears to be comparatively favorable based on lower NPAs/assets and reserve coverage ratios, we believe there are some offsetting risk factors, including limited seasoning of a significant segment of the rapidly growing mortgage loan portfolio (including the income property lending), lower proportion of loss reserves to total loans, higher chargeoffs and higher risk-weighted assets ratio.

o BALANCE SHEET LIQUIDITY. The Company currently maintains a lower level of cash, investments and MBS. Substantially all of the Company's investments are designated "held to maturity;" these consist primarily of MBS with short-to-intermediate durations which provide cashflow until their maturity. The infusion of the stock proceeds will initially increase the Company's level of liquid assets pending investment of the proceeds into loans and other longer-term investments. Both the Company and the Peer Group appear to have ample borrowing capacity, although it is the Company's preference to repay its current advances.

o EQUITY CAPITAL. The Company's pro forma equity capital ratio will exceed the Peer Group average, which should support its current growth objectives.


     On balance, we have made a slight downward adjustment for the Company's financial condition on a pro forma basis relative to the Peer Group for a perceived higher credit risk profile and less earnings power from its balance sheet despite a higher proportion of assets in loans.


2.   PROFITABILITY, GROWTH AND VIABILITY OF EARNINGS

     Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

o REPORTED EARNINGS. The Company is less profitable than the Peer Group, due to a weaker net interest income ratio and higher income tax structure, despite more favorable operating expense and non-interest income ratios.

o CORE EARNINGS. On a core basis, adjusting for non-operating items for both, the Company's core profitability begins to approach the Peer Group average, but still remains less favorable. On a pro forma basis, the Company's earnings will be enhanced with the reinvestment of the net offering proceeds, which will be offset by the expense attributable to the stock benefit plans. Thus, the Company remains at a comparative profitability disadvantage.

RP FINANCIAL, LC.
PAGE 4.5


o INTEREST RATE RISK. Quarterly changes in the Company's net interest income to average assets ratios indicated a relatively high degree of volatility associated with the Company's net interest margin, as K-Fed Bancorp has been adversely impacted by high loan prepayments on its portfolio of loans purchased at a premium. The Company's interest rate sensitivity may be increased in comparison to the Peer Group by a deposit generation strategy which is focused on paying highly competitive rates. Other measures of interest rate risk, such as capital ratios and IEA/IBL ratios reflected greater risk exposure for the Company while K-Fed Bancorp maintained a favorable level of non-interest earning assets. On a pro forma basis, the Company's capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds, thereby lessening its exposure.

o CREDIT RISK. Loss provisions had a similar impact on the Company's profitability for the past year and the Company's NPA/assets ratio is lower in comparison to the Peer Group. At the same time, limited seasoning of the Company's rapidly growing mortgage loan portfolio, which includes a higher proportion of 100% risk-weight multi-family and commercial mortgage loans, and lower level of loss reserves to loans, may pose a higher risk profile than suggested by the current non-performing data. Also, the Company has experienced a higher level of chargeoffs relative to the Peer Group, reflecting the automobile loan portfolio.

o EARNINGS GROWTH POTENTIAL. The Company's faster historical balance sheet growth relative to the Peer Group also suggests faster earnings growth potential, given the Company's pro forma capital position. At the same time, the Company expects balance sheet growth to slow and the advances to be repaid at maturity. Thus, the Company's historical earnings growth rate is expected to slow.

o RETURN ON EQUITY. Following the infusion of the Offering proceeds, the Company's pro forma capital position (consolidated with the holding company) will be relatively comparable to the Peer Group's equity-to-assets ratio. Coupled with the K-Fed Bancorp's lower pro forma ROA, the Company's pro forma core ROE is anticipated to remain below the Peer Group average over the intermediate term.


     Overall, we concluded that a slight downward valuation adjustment for profitability, growth and viability of earnings was appropriate.


3.   ASSET GROWTH

     The Company's recent asset growth has significantly exceeded the Peer Group average, due to the Company's high level of loan purchases funded by premium deposit pricing and use of advances during 2003. Since the Company's growth is highly dependent upon third party sources (i.e., most loans are generated through purchases and/or brokers and the Company does

RP FINANCIAL, LC.
PAGE 4.6


not service such loans) and the Peer Group has demonstrated greater internal loan origination capacity, it can be argued that the quality of the Peer Group's growth is greater in that internally generated loans generally provide greater cross-sell opportunities. Moreover, management has indicated that it expects future loan and deposit growth rates will be below the recent historical trend based on internal decisions to be less aggressive rate-wise. Also, the Company plans to repay its advances upon maturity through liquidity and interim deposit growth, which will slow its growth rate. On balance, we believe no adjustment was warranted for this factor.


4.   PRIMARY MARKET AREA

     The general condition of a financial institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market area. Operating in Los Angeles and San Bernardino Counties in southern California and Santa Clara County in northern California, the Company faces significant competition for loans and deposits from larger financial institutions, who provide a broader array of services and have significantly larger branch networks. Demographic and income trends and characteristics in the Company's primary market area are relatively favorable to the primary market areas served by the Peer Group companies (see Table 4.1). The deposit market share exhibited by the Company was relatively smaller than the Peer Group average (0.1% for the Company versus 17.0% for the Peer Group) but the substantial majority of the Peer Group companies were in comparatively smaller markets. The data in Table 4.1 also reflects that unemployment rates in K-Fed Bancorp's market above the average and medians for the Peer Group's markets.

     On balance, we concluded that no adjustment was appropriate for the Company's market area.


5.   DIVIDENDS

     The Company has indicated its intention to pay an annual cash dividend. However, the amount and timing of any dividends has not yet been determined. The future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum


RP FINANCIAL, LC.
PAGE 4.7


                                                              Table 4.1
                                             Peer Group Market Area Comparative Analysis


                                                                                                Per Capita Income
                                                       Population    Proj.                      -----------------  Deposit   Unempl-
                                                   ----------------  Pop.  2000-2003 2003-2008            % State   Market   oyment
Institution                           County         2000    2003    2008   % Change  % Change  Amount    Average  Share(1)   Rate
-----------                           ------         ----    ----    ----   --------  --------  ------    -------  ---------  ----
                                                     (000)   (000)

Alliance Bank MHC of PA               Delaware        551     551     551       0.1%      0.0%  30,077     121.2%      4.0%   4.7%
BCSB Bankcorp MHC of MD               Baltimore       754     770     795       2.0%      3.2%  30,456     103.0%      3.3%   4.8%
Gouverneur Bancorp of NY              St. Lawrence    112     111     111      -0.4%     -0.8%  17,729      65.2%      4.9%   6.9%
Greene Co. Bancorp MHC of NY          Greene           48      49      50       1.0%      1.7%  21,243      78.2%     27.8%   3.9%
Jacksonville SB MHC of IL             Morgan           37      37      37       1.8%     -0.1%  20,359      78.4%     29.2%   4.8%
Oneida Financial MHC of NY            Madison          69      71      72       1.8%      1.7%  22,252      81.9%     37.2%   5.4%
Pathfinder Bancorp MHC of NY          Oswego          122     122     123       0.0%      0.1%  18,959      69.8%     22.9%   8.3%
Rome Bancorp MHC of NY                Oneida          235     233     229      -1.1%     -1.5%  20,966      77.2%      6.3%   4.4%
Westfield Financial Inc of MA         Hampden         456     457     458       0.1%      0.4%  22,870      72.9%     10.9%   6.5%
Webster City Fed. Bancorp MHC of IA   Hamilton         16      16      16      -0.1%      0.3%  21,593      95.6%     23.7%   4.0%

                                      AVERAGES:       240     242     244       0.5%      0.5%  22,650      84.3%     17.0%   5.4%
                                      MEDIANS:        117     117     117       0.1%      0.2%  21,418      78.3%     16.9%   4.8%

KAISER FEDERAL                        LOS ANGELES   9,519   9,874  10,434       3.7%      5.7%  24,141      92.7%      0.1%   6.8%


(1) Total institution deposits in headquarters county as percent of total county deposits.

Sources:  CACI, SNL Financial

RP FINANCIAL, LC.
PAGE 4.8


capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

     All 10 of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.83% to 5.23%. The average dividend yield on the stocks of the Peer Group institutions equaled 2.20% as of November 7, 2003 (see Table 4.4). As of November 7, 2003, approximately 90% of all publicly-traded thrifts (non-MHC institutions) had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.02% and an average payout ratio of 37.02%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

     Our valuation adjustment for dividends for K-Fed Bancorp as an MHC also considered the regulatory policy with regard to waiver of dividends by the MHC. Under current policy, any waiver of dividends by an FDIC regulated MHC requires that the minority stockholders' ownership interest be reduced in a second-step conversion to reflect the cumulative waived dividend account. Comparatively, no adjustment for waived dividends is required for OTS regulated companies in a second-step conversion. As an MHC operating under OTS regulation, the Company will be subject to the same regulatory dividend policy as a large majority of the Peer Group companies (eight of the Peer Group companies operate under OTS regulation). Accordingly, we believe that to the extent K-Fed Bancorp's pro forma market value would be influenced by the OTS' dividend policy regarding MHC institutions, it has been sufficiently captured in the pricing of the Peer Group companies.

     In light of the Company's stated intention to pay a dividend and given the Company's capacity to pay a dividend comparable to the Peer Group, based on its relatively comparable pro forma capitalization and profitability, we concluded that no adjustment was warranted for purposes of dividends relative to the Peer Group.


6.   LIQUIDITY OF THE SHARES

     The Peer Group is by definition composed of companies that are traded in the public markets. Eight of the Peer Group members trade on the NASDAQ system and two Peer Group companies trade on the AMEX. Typically, the number of shares outstanding and market

RP FINANCIAL, LC.
PAGE 4.9


capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies, based on the shares issued and outstanding to public shareholders (i.e., excluding the majority ownership interest owned by the respective MHCs) ranged from $9.4 million to $117.0 million as of November 7, 2003, with average and median market values of $34.1 million and $24.3 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 688,000 to 4.8 million, with average and median shares outstanding of 1.5 million and 1.0 million, respectively. The Company's minority stock offering is expected to result in shares outstanding that will be above the Peer Group average and median, and a market capitalization that will be comparable to the Peer Group average and above the median. Accordingly, we anticipate that the liquidity in the Company's stock will be modestly greater relative to the Peer Group companies' stocks. Additionally, it is anticipated that the Company's stock will be listed on NASDAQ, which would further enhance the liquidity in the Company's stock. Overall, we concluded that a slight upward adjustment was warranted for this factor.


7.   MARKETING OF THE ISSUE

     Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Company's to-be-issued stock.

     A.   THE PUBLIC MARKET

          The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market

RP FINANCIAL, LC.
PAGE 4.10


conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

     In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. The broader stock market experienced heavy selling pressure in September 2002, which was attributable to third quarter earning warnings from a broad spectrum of companies, economic data signaling a slowing economic recovery and a growing threat of a war in Iraq. The sell-off in the broader stock market continued into the fourth quarter, with looming fears of a war with Iraq and worsening corporate profits pushing the Dow Jones Industrial Average ("DJIA") to its lowest close in five years in early-October 2002. Stocks rebounded on technical factors in mid-October, as the DJIA posted a weekly gain after six consecutive weeks of decline. The rally in the broader stock market continued through the balance of October, reflecting more attractive valuations following the third quarter sell-off and some upbeat third quarter earnings news by some blue chip stocks. After six consecutive months of decline, the DJIA was up 10.6% for the month of October.

     The rebound in the broader stock market that began in October 2002 continued into early-November, as the Federal Reserve cut short-term interest rates by a larger-than-expected half a percentage point. Following eight consecutive weeks of gains, the DJIA declined during the first two weeks of December, as mounting concerns over geopolitical tensions overshadowed better-than-expected economic data. The broader market recovered slightly in mid-December, despite growing concerns of how strongly business would rebound in 2003 and escalating war talk with Iraq. Downbeat economic data and war concerns pulled stocks lower at the close of 2002, with the DJIA positing its worst year since 1977 closing down 16.8% for the year.

     Stocks surged higher at the start of the new year, with data showing December manufacturing activity stronger than expected. Favorable expectations for the government's economic stimulus package supported further gains in the market, although early indications of mixed earnings for the fourth quarter and ongoing geopolitical concerns served to temper the rally in mid-January. The strong gains posted at the beginning of 2003 were wiped out in late-January, as disappointing fourth quarter earnings and the looming war with Iraq pulled the

RP FINANCIAL, LC.
PAGE 4.11


broader market lower. War fears and the uncertain outlook for the economy continued to weigh down stocks through most of February and into early-March, as blue chip stocks dropped to a five month low during the first week of March. Comparatively, the commencement of war with Iraq produced a rally in the stock market, amid initial expectations that a conflict in Iraq would end quickly. However, the rally was not sustained, as stocks declined at the close of the first quarter on renewed worries about the economy and fears that the war in Iraq could be longer and more difficult than investors had anticipated.

     Stocks rebounded at the start of the second quarter on news of U.S. war successes in Iraq. As investors shifted their focus from the war to first quarter earnings, the broader stock market settled into a narrow trading in mid-April 2003 and then rallied higher through the end of April and into early-May. Generally better than expected first quarter earnings and increasing investor optimism that the end of the war with Iraq would lead to a recovery in the economy and corporate profits supported the rally. Technology stocks posted the strongest gains during the rally, as the NASDAQ Composite Index ("NASDAQ") moved to five month high in early-May. The broader stock market sustained a positive trend through the second half of May and into early-June 2003, as the DJIA moved above 9000 on investor optimism that low interest rates, the tax-cut plan and improving consumer confidence would boost the economy. After experiencing a mild set back following an earnings warning from Motorola and news of a shake-up in Freddie Mac's top management due to accounting concerns, the stock market recovered in mid-June on growing expectations that the Federal Reserve would cut rates further to stimulate the economy. Following three months of gains, stocks eased lower at the close of the second quarter largely on profit taking.

     The broader stock market surged higher at the beginning of the third quarter of 2003 on growing optimism about the economy and the sustainability of the bull market. The NASDAQ Composite Index posted a 14-month high in early-July, before declining slightly on profit taking and disappointing economic data related to an increase in jobless claims. Throughout late July and early August, the stock market reacted to continued uncertainty about the strength of the economic recovery, the potential for ongoing military action in Iraq, and increasingly larger projected federal budget deficits. Weaker than expected numbers for consumer confidence and manufacturing activity pulled the boarder market lower at the close of

RP FINANCIAL, LC.
PAGE 4.12


the third quarter, which ended a streak of six monthly gains in the DJIA. Comparatively, at the start of the fourth quarter stocks showed renewed strength, as optimism about third quarter earnings and employment data for September provided a boost to the broader market. By mid-October the DJIA and the NASDAQ hit 16- and 19-month highs, respectively, primarily on the basis of some favorable third quarter earnings reports. The broader stock market rally cooled in mid-October, as the result of profit taking and the posting of some less favorable third quarter earnings by some bellwether technology and manufacturing stocks. As an indication of the general trends in the nation's stock markets over the past year, as of November 7, 2003, the DJIA closed at 9809.79, an increase of 14.9% from one year earlier, while the NASDAQ stood at 1970.74, an increase of 43.15% over the same time period. The Standard & Poors 500 Index closed at 1053.21 on November 7, 2003, an increase of 16.68% from a year ago.

     The market for thrift stocks has strengthened over the past 12 months, reflecting the impact of trends in the broader market and merger and acquisition activity. Thrift stocks performed well in October 2002, reflecting generally favorable third quarter earnings reports from the thrift sector. The gains recorded in thrift issues in October were sustained into-early November 2002, which was supported by the rally in the broader stock market and growing speculation that the Federal Reserve would cut rates in November. Despite the larger than expected rate cut by the Federal Reserve, thrift stocks eased lower in mid-November. The downward pressure in thrift issues was attributable to concerns about potential margin compression and mortgage servicing rights impairment resulting from the decline in short-term interest rates. However, thrift issues recovered in late-November 2002, as financial issues participated in the broader market rally. Thrift issues settled into a narrow trading range in December, reflecting the lack of meaningful news in the financial sector and an uncertain outlook for 2003.

     Financial stocks participated in the broader market rally at the beginning of the new year, particularly those with relatively high dividend yields in light of the elimination of dividend taxation set forth in the government's economic stimulus package. Despite generally favorable fourth quarter earnings, thrift issues eased lower in late-January 2003. Thrift issues traded in a narrow range throughout February and into mid-March, thereby outperforming the broader market. The stronger performance exhibited by thrift stocks continued to be supported

RP FINANCIAL, LC.
PAGE 4.13


by the relatively low risk characteristics associated with residential lenders, as well as the general earnings benefit of operating in a low interest rate environment with a relatively steep yield curve. Thrift stocks remained fairly stable at close of the first quarter, exhibiting far less volatility compared to the boarder stock market that produced dramatic day-to-day swings as investors reacted to the most recent news on the war's direction.

     Financial stocks eased higher at the beginning of the second quarter, as positive news on the war with Iraq lifted stocks in general. First quarter earnings that were generally in-line with expectations sustained the positive trend in thrift issues through early-May, as thrift stocks participated in the broader stock market rally. With the exception of acquisition-related price movements, thrift stocks settled into a narrow trading range in mid-May. Thrift stocks participated in the broader market rally in late-May, largely on the basis of recent deal activity in the thrift sector and some favorable economic data.

     In June 2003, Freddie Mac's management shake-up had a negative ripple effect throughout the thrift sector, but the pullback was only temporary as thrift issues recovered in conjunction with the broader market. Profit taking and growing speculation of a rate cut by the Federal Reserve pulled the thrift sector lower in late-June. However, thrift issues recovered modestly at the close of the second quarter, which was supported by merger speculation following New York Community Bancorp's announced acquisition of Roslyn Bancorp. The rally in the broader stock market combined with acquisition speculation in certain regional markets served to boost thrift issues higher in July and into August. After following the boarder stock market lower as the close of the third quarter approached, thrift issues posted solid gains at the beginning of the fourth quarter. A rally in the broader stock market and acquisition activity were noteworthy factors that supported the positive trend in thrift stocks, particularly following the announcement that the Bank of America would acquire FleetBoston Financial Corp which sparked further speculation regarding industry consolidation. On November 7, 2003, the SNL Index for all publicly-traded thrifts closed at 1512.2, an increase of 42.80% from one year ago. The SNL MHC Index closed at 2556.2 on November 7, 2003, an increase of 63.83% from one year ago.

RP FINANCIAL, LC.
PAGE 4.14


     B.   THE NEW ISSUE MARKET

          In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company's pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/tangible book ("P/TB") ratio in that the P/TB ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/TB ratio often reflects a premium to tangible book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

          Thrift offerings completed in 2003 have generally been well received. As shown in Table 4.2, there have been six standard conversion offerings completed during 2003, at an average price/tangible book value ratio of 72.8% and a price/earnings multiple of 57.1 times (multiples for two of the companies were not meaningful). There have been six second step conversions of mutual holding companies completed since the beginning of 2003. The average pro forma price/tangible book and price/core earnings ratios of the six second step offerings at closing equaled 104.0% and 19.8 times, respectively.

          The most comparable offerings relative to the Company's proposed transaction involve minority stock issuances by mutual holding companies. The average fully converted pro forma price/tangible book and fully converted price/core earnings ratios were 78.8% and 51.1 times earnings. Both of these transactions were oversubscribed and appreciated in a range of 56% to 69% after the first week of trading.

          In general, the recent offerings have been significantly oversubscribed and have appreciated in the aftermarket. At the same time, we note that several companies which have

RP FINANCIAL, LC.
PAGE 4.15

                                                              Table 4.2
                                           Pricing Characteristics and After-Market Trends
                                                    Conversions Completed in 2003


------------------------------------------------------------------------------------------------------------------------------------
                Institutional Information                        Pre-Conversion Data        Offering Information      Contribution
                                                            Financial Info. Asset Quality                          Charitable Found
------------------------------------------------------------------------------------------------------------------------------------
                                    Conversion                      Equity   NPAs/  Res.  Gross      %   % of   Exp./        % of
Institution                 State    Date        Ticker     Assets  Assets  Assets  Cov.  Proc.  Offered  Mid. Proc.  Form Offering
                                                            ($Mil)    (%)    (%)    (%)  ($Mil.)    (%)   (%)   (%)           (%)
------------------------------------------------------------------------------------------------------------------------------------
STANDARD CONVERSIONS
--------------------
KNBT Bancorp, Inc.* (w/Acq.)  PA   11/3/2003   KNBT-NASDAQ  $1,748  11.57%   0.23%  152% $ 202.0    100%  132%  1.9%  Stock   8.0%
Ranier Pacific Fin. Group*    WA  10/21/2003   RPFG-NASDAQ  $  713   6.10%   0.17%  825% $  79.4    100%  132%  2.3%  C/S     8.0%
Community First Bancorp, Inc  KY   6/27/2003   CFBC-OTC     $   33   5.55%   0.09%  428% $   2.8    100%  132% 10.3%  NA      NA
Rantoul First Bank, s.b.      IL    4/2/2003   RFBK-OTC     $   31   5.84%   1.45%  104% $   1.9    100%   95% 20.0%  NA      NA
Provident Fin. Services, Inc. NJ   1/16/2003   PFS-NYSE     $3,162  10.11%   0.41%  167% $ 596.2    100%  132%  1.5%  C/S     3.9%
CCSB Financial Corp.          MO    1/9/2003   CCFC-OTC     $   78   8.41%   0.06%  210% $   9.8    100%  132%  5.8%  NA      NA

                           AVERAGES - STANDARD CONVERSIONS: $  961   7.93%   0.40%  314% $ 148.7    100%  126%  7.0%  N.A.    N.A.
                            MEDIANS - STANDARD CONVERSIONS: $  396   7.26%   0.20%  188% $  44.6    100%  132%  4.1%  N.A.    N.A.

SECOND STEP CONVERSIONS
-----------------------
Bank Mutual Corporation *    WI    10/30/2003  BKMU-NASDAQ  $2,865  11.25%   0.24%  186% $ 410.6     52%  132%  1.5%  NA      NA
Jefferson Bancshares,Inc.*   TN      7/1/2003  JFBI-NASDAQ  $  265  13.47%   1.37%  140% $  66.1     79%  132%  2.4%  C/S     4.5%
First Niagara Financial
  Group                      NY     1/21/2003  FNFG-NASDAQ  $ 3,291 10.02%   0.42%  102% $ 410.0     58%  100%  4.0%  NA      NA
Wayne Savings Bancshares,
  Inc.*                      OH      1/9/2003  WAYN-NASDAQ  $   337  8.02%   0.89%   22% $  20.4     52%  100%  7.3%  NA      NA
Sound Federal Bancorp, Inc.  NY      1/7/2003  SFFS-NASDAQ  $   673  9.84%   0.16%  268% $  77.8     59%  132%  2.3%  NA      NA   8
Bridge Street Financial,
  Inc.*                      NY      1/6/2003  CNB-NASDAQ   $   179  9.58%   0.45%  133% $  15.1     56%  104%  4.2%  NA      NA   0

                        AVERAGES - SECOND STEP CONVERSIONS: $ 1,268 10.36%   0.59%  142% $ 166.7     59%  117%  3.6%  N.A.    N.A.
                         MEDIANS - SECOND STEP CONVERSIONS: $   505  9.93%   0.44%  137% $  72.0     57%  118%  3.2%  N.A.    N.A.

MUTUAL HOLDING COMPANIES(6)
---------------------------
Flatbush Federal Bancorp *  NY      10/21/203  FLTB-OTCBB   $   140  6.00%   0.01%  NM   $   8.7     47%  132%  8.2%  NA      NA
ASB Holding Company         NJ      10/3/2003  ASBH-OCCBB   $   373  6.05%   0.14%  248% $  16.7     30%  132%  3.5%  NA      NA   8

                       Averages - Mutual Holding Companies: $   257  6.03%   0.08%  248% $  12.7     39%  132%  5.8%  N.A.    N.A.
                        Medians - Mutual Holding Companies: $   257  6.03%   0.08%  248% $  12.7     39%  132%  5.8%  N.A.    N.A.

                                Averages - All Conversions: $   992  8.70%   0.44%  230% $ 121.4     74%  123%  5.4%  N.A.    N.A.
                                 Medians - All Conversions: $   355  9.00%   0.24%  167% $  43.3     69%  132%  3.7%  N.A.    N.A.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         (continued)

------------------------------------------------------------------------------------------------------------------------------------
  Insider Purchases                           Pro Forma Data                              Post-IPO Pricing Trends
                                 Pricing Ratios(3)    Financial Charac.                       Closing Price:
Benefit Plans         Initial                                                    First           After            After
       Recog  Mgmt.&  Dividend          Core          Core         Core    IPO  Trading    %     First     %      First      %
 ESOP  Plans   Dirs.   Yield    P/TB    P/E    P/A    ROA   TE/A   ROE    Price   Day   Change  Week(4)  Change  Month(5)  Change
  (%)   (%)   (%)(2)     (%)     (%)    (x)    (%)    (%)    (%)    (%)    ($)    ($)     (%)     ($)      (%)      ($)     (%)
------------------------------------------------------------------------------------------------------------------------------------
 8.0%   4.0%    2.2%    0.00%   90.3%  28.8x  15.6%   0.7%  17.3%   3.6%  $10.00  $16.88  68.8%  $16.82    68.2%   $16.82    68.2%
 8.0%   4.0%    0.7%    0.00%   75.7%  71.0x  10.8%   0.2%  14.3%   1.1%  $10.00  $16.99  69.9%  $16.60    66.0%   $16.70    67.0%
 0.0%   4.0%   13.5%    0.00%   66.3%    NM    8.0%   0.0%  12.0%  -0.2%  $10.00  $12.00  20.0%  $12.00    20.0%   $12.05    20.5%
 8.0%   4.0%    8.4%    0.00%   61.9%    NM    6.0%  -1.8%   9.7% -18.2   $10.00  $11.51  15.1%  $12.00    20.0%   $12.35    23.5%
 8.0%   4.0%    0.8%    0.00%   75.3%  18.7x  16.7%   0.9%  22.2%   3.9%  $10.00  $15.50  55.0%  $15.65    56.5%   $15.15    51.5%
 8.0%   4.0%   14.3%    0.00%   67.1%  81.7x  11.4%   0.1%  17.0%   0.8%  $10.00  $12.00  20.0%  $12.31    23.1%   $12.50    25.0%

 6.7%   4.0%    6.7%    0.00%   72.8%  57.1x  11.4%   0.0%  15.4%  -1.5%  $10.00  $14.15  41.5%  $14.23    42.3%   $14.26    42.6%
 8.0%   4.0%    5.3%    0.00%   71.2%  71.0x  11.1%   0.1%  15.6%   0.9%  $10.00  $13.75  37.5%  $13.98    39.8%   $13.83    38.3%


 0.0%   4.0%    0.2%    1.20%   120.5% 29.1x  24.2%   0.8%  20.1%   3.8%  $10.00  $11.78  17.8%  $11.85    18.5%   $11.73    17.3%
 8.0%   4.0%    5.7%    1.16%    90.9% 18.3x  26.0%   1.4%  28.6%   5.0%  $10.00  $12.39  23.9%  $12.50    25.0%   $14.00    40.0%

 5.0%   4.0%    0.3%    1.76%   124.8% 19.5x  19.4%   1.0%  15.5%   6.4%  $10.00  $11.27  12.7%  $11.45    14.5%   $11.18    11.8%

 8.0%   4.0%    2.2%    4.50%    89.4% 17.7x  11.0%   0.6%  12.3%   4.6%  $10.00  $11.20  12.0%  $11.20    12.0%   $11.15    11.5%
 8.0%   4.0%    0.9%    2.00%   110.9% 16.1x  17.9%   1.1%  16.1%   6.9%  $10.00  $11.00  10.0%  $11.20    12.0%   $11.61    16.1%

 8.0%   4.0%    1.4%    1.60%    87.4% 18.1x  13.9%   0.8%  16.1%   4.8%  $10.00  $10.16   1.6%  $10.70     7.0%   $10.94     9.4%

 4.8%   4.0%    1.8%    2.04%   104.0% 19.8x  18.7%   0.9%  18.1%   5.2%  $10.00  $11.30  13.0%  $11.48    14.8%   $11.77    17.7%
 6.5%   4.0%    1.2%    1.68%   100.9% 18.2x  18.6%   0.9%  16.1%   4.9%  $10.00  $11.24  12.4%  $11.33    13.3%   $11.40    14.0%


 8.0%   4.0%    4.2%    0.00%    77.6% 69.4x  11.9%   0.1%  10.5%   1.2%   $8.00  $13.10  63.8%  $12.50    56.3%   $13.35    66.9%
 8.0%   6.7%    1.4%    0.00%    79.9% 32.8x  13.2%   0.4%  16.6%   2.4%  $10.00  $16.20  62.0%  $16.90    69.0%   $16.75    67.5%

 8.0%   5.3%    2.8%    0.00%    78.8% 51.1x  12.6%   0.3%  13.5%   1.8%   $9.00  $14.65  62.9%  $14.70    62.6%   $15.05    67.2%
 8.0%   5.3%    2.8%    0.00%    78.8% 51.1x  12.6%   0.3%  13.5%   1.8%   $9.00  $14.65  62.9%  $14.70    62.6%   $15.05    67.2%

 6.1%   4.2%    4.0%    0.87%    87.0% 35.7x  14.7%   0.5%  16.3%   1.9%   $9.86  $13.00  32.3%  $13.12    33.4%   $13.31    35.4%
 8.0%   4.0%    1.8%    0.00%    83.7% 19.5x  13.6%   0.6%  16.1%   3.7%  $10.00  $12.00  20.0%  $12.16    21.6%   $12.43    24.3%
------------------------------------------------------------------------------------------------------------------------------------
Note:  * - Appraisal performed by RP Financial; "NT" - Not Traded; "NA" - Not Applicable, Not Available.

(1)  Non-OTS regulated thrift.                                  (5)  Latest price if offering is more than one week but less
(2)  As a percent of MHC offering for MHC transactions.              than one month old.
(3)  Does not take into account the adoption of SOP 93-6.       (6)  Mutual holding company pro forma data on full conversion basis.
(4)  Latest price if offering is less than one week old.        (7)  Simultaneously converted to commercial bank charter.
                                                                (8)  Converted to a commercial bank charter.
November 7, 2003
------------------------------------------------------------------------------------------------------------------------------------

RP FINANCIAL, LC.
PAGE 4.16


recently completed offerings including KNBT Bancorp, Rainier Pacific Financial Group and Flatbush Federal Bancorp have traded down relative to their first day closing price.

     C.   THE ACQUISITION MARKET

          Also considered in the valuation was the potential impact on the Company's stock price of recently completed and pending acquisitions of other savings institutions operating in California. As shown in Exhibit IV-5, there have been more than 50 thrift and bank acquisitions of California-based savings institutions completed or announced between the beginning of 2001 through year-to-date 2003. To the extent that acquisition speculation may impact the Company's, we have largely taken this into account in selecting companies which operate in the MHC form of ownership. Accordingly, the Peer Group companies are considered to be subject to the same type of acquisition speculation that may influence K-Fed Bancorp's trading price.

                              * * * * * * * * * * *

          In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for MHC shares and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that a slight upward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.


8.   MANAGEMENT

     K-Fed Bancorp's management team appears to have experience and expertise in all of the key areas of the Company's operations. Exhibit IV-5 provides summary resumes of K-Fed Bancorp's Board of Directors and senior management. The Company, given its asset size, has been effective in implementing an operating strategy that can be well managed by the Company's present organizational structure as indicated by the financial characteristics of the Company. K-Fed Bancorp currently does not have any executive management positions that are vacant.

     Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and

RP FINANCIAL, LC.
PAGE 4.17


management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.


9.   EFFECT OF GOVERNMENT REGULATION AND REGULATORY REFORM

     In summary, as a federally-insured savings and loan association operating in the MHC form of ownership, K-Fed Bancorp will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Company's pro forma regulatory capital ratios. The one difference noted between K-Fed Bancorp and the small minority of Peer Group companies that operate as FDIC regulated institutions was in the area of regulatory policy regarding dividend waivers (see the discussion above for "Dividends"). Since this factor was already accounted for in the "Dividends" section of this appraisal, no further adjustment has been applied for the effect of government regulation and regulatory reform.


SUMMARY OF ADJUSTMENTS

     Overall, based on the factors discussed above, we concluded that the Company's pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

     Key Valuation Parameters:                              Valuation Adjustment
     ------------------------                               --------------------

     Financial Condition                                    Slight Downward
     Profitability, Growth and Viability of Earnings        Slight Downward
     Asset Growth                                           No Adjustment
     Primary Market Area                                    No Adjustment
     Dividends                                              No Adjustment
     Liquidity of the Shares                                Slight Upward
     Marketing of the Issue                                 Slight Upward
     Management                                             No Adjustment
     Effect of Government Regulations and Regulatory
       Reform                                               No Adjustment

RP FINANCIAL, LC.
PAGE 4.18


BASIS OF VALUATION - FULLY-CONVERTED PRICING RATIOS

     As indicated in Chapter III, the valuation analysis included in this section places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control, thus limiting the potential for acquisition speculation in the stock price; (3) the potential pro forma impact of second-step conversions on the pricing of MHC institutions; (4) the regulatory policies regarding the dividend waiver policy by MHC institutions; and (5) the middle-tier structure maintained by certain MHCs which facilitates the ability for stock repurchases. The above characteristics of MHC shares have provided MHC shares with different trading characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the Peer Group on a fully-converted basis to make them comparable for valuation purposes. Using the per share and pricing information of the Peer Group on a fully-converted basis accomplishes a number of objectives. First, such figures eliminate distortions that result when trying to compare institutions that have different public ownership interests outstanding. Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public companies, and more importantly, are directly applicable to determining the pro forma market value range of the 100% ownership interest in K-Fed Bancorp as an MHC. Lastly, such an analysis allows for consideration of the potential dilutive impact of dividend waiver policies adopted by the Federal agencies. This technique is validated by the investment community's evaluation of MHC pricing, which also incorporates the pro forma impact of a second-step conversion based on the current market price.

     To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs must incorporate the following assumptions, based on completed second step conversions to date: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step-conversion; (2) the gross proceeds from such a sale were adjusted to reflect reasonable offering expenses and standard stock based benefit plan

RP FINANCIAL, LC.
PAGE 4.19


parameters that would be factored into a second-step conversion of MHC institutions; (3) net proceeds are assumed to be reinvested at market rates on an after-tax basis; and (4) for FDIC-regulated institutions, the public ownership interest is adjusted to reflect the pro forma impact of the waived dividends pursuant to applicable regulatory policy. Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second step conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis. Table 4.3 on the following page shows the calculation of per share financial data (fully-converted basis) for each of the 10 public MHC institutions that form the Peer Group.


VALUATION APPROACHES: FULLY-CONVERTED BASIS

     In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing K-Fed Bancorp's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in K-Fed Bancorp's prospectus for reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8). Pursuant to the minority stock offering, we have also incorporated the valuation parameters disclosed in K-Fed Bancorp's prospectus for offering expenses. The assumptions utilized in the pro forma analysis in calculating the Company's full conversion value are described more fully below.

     o CONVERSION EXPENSES. Offering expenses have been assumed to equal 3.0% of the gross proceeds, which is typical of the level of offering expenses recorded in offerings that were comparable to the Company's full conversion value.

     o EFFECTIVE TAX RATE. The Company has determined the marginal effective tax rate on the net reinvestment benefit of the conversion proceeds to be 41.15%.

     o REINVESTMENT RATE. The pro forma section in the prospectus incorporates a 1.15% reinvestment rate, equivalent to the average of the prevailing yield for a U.S. Treasury bills with a one year maturity as of September 30, 2003.


RP FINANCIAL, LC.
PAGE 4.20


                                                              Table 4.3
                          Calculation of Implied Per Share Data -- Incorporating MHC Second Step Conversion
                                                   Comparable Institution Analysis
                                              For the Twelve Months Ended June 30, 2003



                                         Current Ownership     Current Per Share Data (MHC Ratios)
                                      ----------------------- -------------------------------------
                                      Total    Public   MHC           Core   Book    Tang.
                                      Shares   Shares  Shares  EPS    EPS    Value   Book    Assets
                                      ------   ------  ------  ---    ---    -----   ----    ------
                                      (000)     (000)  (000)   ($)    ($)     ($)     ($)     ($)
Publicly-Traded MHC Institutions
--------------------------------
ALLB  Alliance Bank MHC of PA (20.0)   3,441      688  2,753  $0.30  $0.30  $10.18  $10.18  $111.76
BCSB  BCSB Bankcorp MHC of MD (36.0)   3,874    2,112  3,762  $0.33  $0.25   $7.84   $7.37  $108.91
GCBC  Green Co Bcrp MHC of NY (43.0)   2,042      870  1,172  $1.08  $1.07  $14.26  $14.26  $125.84
GOV   Gouverneur Bcp MHC of NY(42.4)   2,278      966  1,312  $0.26  $0.23   $7.71   $7.71   $38.99
JXSB  Jcksnville Bcp MHC of IL(45.6)   1,941      871  1,070  $0.37  $0.04  $10.68   $9.07  $134.55
ONFC  Oneida Fincl MHC of NY (45.7)    4,939    2,179  2,760  $0.73  $0.58  $10.19   $7.69   $86.91
PBHC  Pathfinder BC MHC of NY (39.1)   2,433    1,020  1,413  $0.56  $0.45   $8.83   $6.86  $116.37
ROME  Rome Bncp Inc MHC of NY (41.6)   4,277    1,174  3,103  $0.57  $0.57   $8.55   $8.55   $60.35
WCFB  Wbstr Cty Fed MHC of IA (38.5)   3,772      723  3,049  $0.35  $0.35   $5.97   $5.94   $28.17
WFD   Westfield Finl MHC of MA(47.0)   9,980    4,834  5,146  $0.31  $0.36  $12.52  $12.52   $81.15


                                                                                        Pro Forma
                                       Impact of Second Step Conversion(4)    Per Share Data (Fully-Converted)(4)     Pro Forma(5)
                                      --------------------------------------- -----------------------------------  -----------------
                                      Share   Gross     Net Incr.   Net Incr.       Core   Book     Tang.          Public
                                      Price  Proceeds  (Capital(2)  Income(3) EPS    EPS   Value    Book   Assets    Pct.  Dilution
                                      -----  --------  -----------  --------- ---    ---   -----    ----   ------    ----  --------
                                       ($)    ($000)     ($000)       ($000)  ($)    ($)    ($)     ($)     ($)       (%)     (
Publicly-Traded MHC Institutions
--------------------------------

ALLB  Alliance Bank MHC of PA (20.0)  $29.09  $86,756   $80,864        $952   0.54  $0.54  $31.58  $31.58  $126.81   18.7%   -1.2%
BCSB  BCSB Bankcorp MHC of MD (36.0)  $18.00  $67,716   $58,236        $630   0.44  $0.36  $17.75  $17.28  $118.82   36.0%    0.0%
GCBC  Green Co Bcrp MHC of NY (43.0)  $32.24  $37,785   $32,495        $352   1.25  $1.24  $30.17  $30.17  $141.75   42.6%    0.0%
GOV   Gouverneur Bcp MHC of NY(42.4)  $12.00  $15,744   $13,540        $147   0.32  $0.29  $13.65  $13.65   $44.93   42.4%    0.0%
JXSB  Jcksnville Bcp MHC of IL(45.6)  $16.41  $17,559   $15,100        $163   0.45  $0.12  $18.46  $16.85  $142.33   44.9%    0.0%
ONFC  Oneida Fincl MHC of NY (45.7)   $24.00  $66,240   $56,966        $616   0.85  $0.70  $21.72  $19.22   $98.44   44.1%    0.0%
PBHC  Pathfinder BC MHC of NY (39.1)  $17.25  $24,374   $20,962        $227   0.65  $0.54  $17.45  $15.48  $124.99   41.9%    0.0%
ROME  Rome Bncp Inc MHC of NY (41.6)  $27.56  $85,519   $73,546        $796   0.76  $0.76  $25.75  $25.75   $77.55   27.4%    0.0%
WCFB  Wbstr Cty Fed MHC of IA (38.5)  $13.00  $39,637   $34,088        $369   0.45  $0.45  $15.01  $14.98   $37.21   19.2%    0.0%
WFD   Westfield Finl MHC of MA(47.0)  $24.20 $125,760  $109,375      $1,199   0.43  $0.48  $23.36  $23.36   $91.64   48.2%   -0.2%


(1)  Gross proceeds calculated as stock price multiplied by the number of shares owned by the mutual holding company (i.e., non-public shares).
(2)  Net increase in capital reflects gross proceeds less offering expenses, contra-equity account for leveraged ESOP and deferred compensation account for restricted stock plan. For institutions with assets at the MHC level, the net increase in capital also includes consolidation of MHC assets with the capital of the institution concurrent with hypothetical second step.
        Offering expense percent       2.00%
        ESOP percent purchase          8.00%
        Recognition plan percent       4.00%
(3)  Net increase in earnings reflects after-tax reinvestment income (assumes ESOP and recognition plan do not generate reinvestment income), less after-tax ESOP amortization and recognition plan vesting: After-tax reinvestment 2.31% ESOP loan term (years) 10
     Recognition plan vesting (years) 5 Effective tax rate 34.00%
(4)  Figures reflect adjustments to "non-grandfathered" companies to reflect dilutive impact of cumulative dividends waived by the
     MHC (reflect FDIC policy regarding waived dividends). (5) Reflects pro forma ownership position of minority stockholders after taking into account the OTS and FDIC policies regarding waived dividends assuming a hypothetical second step. For OTS
     "grandfathered" companies, dilution reflects excess waived dividends and MHC assets. For all other companies, dilution reflects all waived dividends and MHC assets.

Source: Corporate reports, offering circulars, and RP(R)Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2003 by RP(R) Financial, LC.

RP FINANCIAL, LC.
PAGE 4.21


     o STOCKBENEFIT PLANS. The assumptions for the stock benefit plans, i.e., the ESOP and Recognition Plan, are consistent with the structure as approved by the Company's Board and the disclosure in the pro forma section of the prospectus. Specifically, the ESOP is assumed to purchase 8.0% of the stock in conversion at the initial public offering price, with the Company funded ESOP loan amortized on a straight-line basis over 10 years. The Recognition Plan is assumed to purchase 4.0% of the stock in the aftermarket at a price equivalent to the initial public offering price and will be amortized on a straight-line basis over five years.


     In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and MHC offerings.

     RP Financial's valuation placed an emphasis on the following:

     o P/E APPROACH. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company's and the Peer Group's earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Company as well as for the Peer Group and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting the minority offering proceeds, we also gave weight to the other valuation approaches.

     o P/B APPROACH. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

     o P/A APPROACH. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.


     The Company will adopt Statement of Position ("SOP") 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP

RP FINANCIAL, LC.
PAGE 4.22


shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

     Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of November 7, 2003 the pro forma market value of K-Fed Bancorp's full conversion offering equaled $75,000,000 at the midpoint, equal to 7,500,000 shares at $10.00 per share. 1. PRICE-TO-EARNINGS ("P/E"). The application of the P/E valuation method requires calculating the Company's pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company's reported earnings equaled $2,366,000 for the 12 months ended September 30, 2003. In deriving K-Fed Bancorp's core earnings, the only adjustment made to reported earnings was to eliminate a non-recurring expense attributable to the reorganization into the mutual holding company structure equal to $220,000, which was incurred in fiscal 2003. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 41.15% for the gains eliminated, the Company's core earnings were determined to equal $2,496,000 for the 12 months ended September 30, 2003 (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).


                                                       Amount
                                                       ------
                                                       ($000)

     Net income                                      $2,366,000
     Adjustment for non-recurring items(1)              130,000
                                                        -------
       Core earnings estimate                        $2,496,000


     (1) Non-recurring expense of $220,000, tax effected at 41.15%.

RP FINANCIAL, LC.
PAGE 4.23


     Based on K-Fed Bancorp's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company's pro forma reported and core P/E multiples (fully-converted basis) at the $75.0 million midpoint value equaled 35.86 times and 33.76 times, respectively, indicating a premium of 10.1% and a discount of 5.0% relative to the Peer Group's average reported and core P/E multiples (fully-converted basis) of 32.58 times and 35.54 times, respectively (see Table 4.4). At the supermaximum of the valuation range, the Company's pro forma reported and core P/E multiples (fully-converted basis) equaled 49.53 times and 46.51 times, respectively, indicating premiums of 38.1% and 30.9% relative to the comparative Peer Group average multiples. The implied discounts or premiums reflected in the Company's pro forma P/E multiples take into consideration the Company's pro forma P/B and P/A ratios. On a reported basis, the Company's pro forma P/E multiples based on reported and core earnings equaled 33.51 and 31.67 times at the midpoint, respectively (see Table 4.5). At the supermaximum of the range, the Company's reported and core earnings multiples based on the minority stock offering equaled 45.12 and 42.60 times, respectively. In comparison, the Peer Group average multiples based on reported and core earnings equaled 38.50 and
39.07 times, respectively.

     2. PRICE-TO-BOOK ("P/B"). The application of the P/B valuation method requires calculating the Company's pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group's P/B ratio (fully-converted basis), to K-Fed Bancorp's pro forma book value (fully-converted basis). Based on the $75.0 million midpoint valuation, K-Fed Bancorp's pro forma P/B and P/TB ratios both equaled 75.25%. In comparison to the average fully converted P/B and P/TB ratios for the Peer Group of 98.38% and 102.22%, the Company's ratios reflected a discount of 23.5% on a P/B basis and a discount of 26.4% on a P/TB basis. RP Financial considered the discounts under the P/B approach to be reasonable, in light of the previously referenced valuation adjustments, the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value and the resulting pricing ratios indicated under the earnings approach.

RP FINANCIAL, LC.
PAGE 4.24


                                                           Price/       Price/
                                                            Book       Tangible
     I.  FULLY CONVERTED BASIS (see Table 4.4)              Value     Book Value
     -------------------------                              -----     ----------

     K-Fed Bancorp Midpoint                                 75.25%       75.25%
     K-Fed Bancorp Supermaximum                             82.50        82.50

     Peer Group (At 11/07/2003)
        Average                                             98.38%      102.22%
        Median                                             100.13%      103.88%

     K-Fed Bancorp Midpoint Discount Relative to
        Peer Group Average                                  23.51%       26.38%
        Peer Group Median                                   24.84%       27.56%


     K-Fed Bancorp Supermaximum Discount Relative to
        Peer Group Average                                  16.14%       19.29%
        Peer Group Median                                   17.61%       20.58%


     II. REPORTED BASIS (see Table 4.5)


     K-Fed Bancorp Midpoint                                115.41%      115.41%
     K-Fed Bancorp Supermaximum                            132.89%      132.89%

     Peer Group (At 11/07/2003)
        Average                                            221.50%      239.07%
        Median                                             221.93%      235.16%

     K-Fed Bancorp Midpoint Discount Relative to
        Peer Group Average                                  47.90%       51.73%
        Peer Group Median                                   48.00%       50.92%

     K-Fed Bancorp Supermaximum Discount Relative to
        Peer Group Average                                  40.00%       44.41%
        Peer Group Median                                   40.12%       43.49%


     3. PRICE-TO-ASSETS ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio (fully-converted basis) to the Company's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, K-Fed Bancorp's full

RP FINANCIAL, LC.
PAGE 4.25


conversion value equaled 14.64% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 23.41%, which implies a discount of 37.46% to the Company's pro forma P/A ratio (fully-converted basis). On a reported basis, the Peer Group companies exhibited an average P/A ratio of 15.71%, which implies a discount of 42.9% to the Company's pro forma P/A ratio.


COMPARISON TO RECENT CONVERSIONS AND MHC OFFERINGS

     As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion and MHC offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent conversions and MHC offerings is not the primary determinate of value herein. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The two other mutual holding company transactions completed in 2003 had an average pro forma P/B equal to 78.8% on a fully-converted basis and 51.1 times pro forma fully-converted earnings. The Company's pro forma fully-converted P/B ratio at the midpoint reflects a 4.5% discount from the closing ratio of these recent transactions and a 4.7% premium relative to the 82.5% fully-converted P/B ratio at the supermaximum of the offering range.


VALUATION CONCLUSION

     Based on the foregoing, it is our opinion that, as of November 7, 2003, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including the shares issued publicly, as well as to the MHC, equaled $75,000,000 at the midpoint, equal to 7,500,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $63.750 million and a maximum value of $86.250 million. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 6,375,000 at the minimum and 8,625,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of

RP FINANCIAL, LC.
PAGE 4.26


$99.188 million without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 9,918,750. The Board of Directors has established a public offering range such that the public ownership of the Company will constitute a 46.0% ownership interest. Accordingly, the offering to the public of the minority stock, will equal $29.325 million at the minimum, $34.500 million at the midpoint, $39.675 million at the maximum and $45.626 million at the supermaximum of the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.5 and are detailed in Exhibits IV-10 and IV-11.


RP FINANCIAL, LC.
PAGE 4.27


                                                              Table 4.4
                                  MHC Institutions -- Implied Pricing Ratios, Full Conversion Basis
                                                  K-Fed Bancorp and the Comparables
                                                       As of November 7, 2003


                                            Fully Converted
                                             Implied Value          Per Share(8)
                                            ----------------  ------------------------
                                                                                                    Pricing Ratios(3)
                                            Price/    Market  Core 12 Mo.   Book Value  ---------------------------------------
Financial Institution                       Share(1)  Value     EPS(2)         Share     P/E      P/B    P/A    P/TB    P/Core
---------------------                       --------  -----     ------         -----     ---      ---    ---    ----    ------
                                              ($)    ($Mil)      ($)            ($)      (x)      (%)    (%)     (%)      (x)
K-FED BANCORP
  Superrange                                 $10.00   $99.19    $0.22         $12.12    49.53x  82.50%  18.61%  82.50%  46.51x
  Maximum                                    $10.00   $86.25    $0.25         $12.66    42.07x  78.96%  16.53%  78.96%  39.56x
  Midpoint                                   $10.00   $75.00    $0.30         $13.29    35.86x  75.25%  14.64%  75.25%  33.76x
  Minimum                                    $10.00   $63.75    $0.35         $14.13    29.90x  70.75%  12.68%  70.75%  28.18x

ALL PUBLIC COMPANIES(7)
  Averages                                   $23.82  $402.81    $1.01         $15.16    17.78x  160.47% 16.82% 170.79%  20.29x
  Medians                                        --       --       --             --    16.51x  148.75% 15.39% 160.11%  19.40x

ALL NON-MHC STATE OF CA(7)
  Averages                                   $35.27 $1,649.07   $1.86         $17.41    16.46x  196.17% 16.76% 201.13%  17.15x
  Medians                                        --       --       --             --    13.99x  190.83% 16.35% 202.59%  16.86x

PUBLICLY-TRADED MHC INSTITUTIONS,
FULL CONVERSION BASIS
  Averages                                   $21.38   $90.77    $0.55         $21.49    32.58x   98.38% 23.41% 102.22%  35.54x
  Medians                                        --       --       --             --    32.58x  100.13% 23.66% 103.88%  34.29x


PUBLICLY-TRADED MHC INSTITUTIONS,
FULL CONVERSION BASIS
ALLB  Alliance Bank MHC of PA (20.0)         $29.09  $106.76    $0.54         $31.58      N.M.   92.12% 22.94%  92.12%    N.M.
BCSB  BCSB Bankcorp MHC of MD (36.0)         $18.00  $105.73    $0.36         $17.75    40.91x  101.41% 15.15% 104.17%  50.00x
GOV   Gouverneur Bancorp MHC of NY (42.4)    $12.00   $27.34    $0.29         $13.65    37.50x   87.91% 26.71%  87.91%  41.38x
GCBC  Green Co. Bancorp MHC of NY (43.0)     $32.24   $65.83    $1.24         $30.17    25.79x  106.86% 22.74% 106.86%  26.00x
JXSB  Jacksonville Bancorp MHC of IL (45.6)  $16.41   $31.85    $0.12         $18.46    36.47x   88.89% 11.53%  97.39%    N.M.
ONFC  Oneida Financial MHC of NY (45.7)      $24.00  $118.54    $0.70         $21.72    28.24x  110.50% 24.38% 124.87%  34.29x
PBHC  Pathfinder BC MHC of NY (39.1)         $17.25   $41.97    $0.54         $17.45    26.54x   98.85% 13.80% 111.43%  31.94x
ROME  Rome Bancorp Inc. MHC of NY (41.6)     $27.56  $117.87    $0.76         $25.75    36.26x  107.03% 35.54% 107.03%  36.26x
WCFB  Webster City Fed. MHC of IA (38.5)     $13.00   $49.04    $0.45         $15.01    28.89x   86.61% 34.94%  86.78%  28.89x
WFD   Westfield Financial MHC of MA (47.0)   $24.20  $242.75    $0.48         $23.36      N.M.  103.60 %26.41% 103.60%    N.M.


                                                    Dividends(4)                   Financial Characteristics(6)
                                             ------------------------  -------------------------------------------------
                                                                                                 Reported       Core
                                             Amount/         Payout    Total   Equity  NPAs/   -------------------------
Financial Institution                        Share    Yield  Ratio(5)  Assets  Assets  Assets  ROA    ROE    ROA    ROE
---------------------                        -----    -----  --------  ------  ------  ------  ---    ---    ---    ---
                                              ($)      (%)      (%)    ($Mil)    (%)    (%)    (%)    (%)    (%)    (%)

K-FED BANCORP
  Superrange                                 $0.00    0.00%    0.00%    $533   22.56%   0.04%  0.38%  1.66%  0.40%  1.77%
  Maximum                                    $0.00    0.00%    0.00%    $522   20.93%   0.04%  0.39%  1.88%  0.42%  2.00%
  Midpoint                                   $0.00    0.00%    0.00%    $512   19.46%   0.04%  0.41%  2.10%  0.43%  2.23%
  Minimum                                    $0.00    0.00%    0.00%    $503   17.92%   0.04%  0.42%  2.37%  0.45%  2.51%

ALL PUBLIC COMPANIES(7)
  Averages                                   $0.46    2.02%   37.02%  $2,244   10.59%   0.76%  0.91%  9.46%  0.68%  6.69%
  Medians                                       --      --       --      --       --      --     --     --     --     --

ALL NON-MHC STATE OF CA(7)
  Averages                                   $0.34    1.05%   18.30%  $8,994    8.05%   0.30%  1.18% 15.16%  0.83% 11.15%
  Medians                                       --      --       --      --       --      --     --     --     --     --

PUBLICLY-TRADED MHC INSTITUTIONS,
FULL CONVERSION BASIS
  Averages                                   $0.43    2.20%   55.73%    $401   23.95%   0.82%  0.70%  2.87%  0.64%  2.51%
  Medians                                       --      --       --      --       --      --     --     --     --     --


PUBLICLY-TRADED MHC INSTITUTIONS,
FULL CONVERSION BASIS
ALLB  Alliance Bank MHC of PA (20.0)         $0.36    1.24%   66.67%    $465   24.90%   2.60%  0.44%  1.71%  0.44%  1.71%
BCSB  BCSB Bankcorp MHC of MD (36.0)         $0.50    2.78%     N.M.    $698   14.94%   0.11%  0.40%  2.49%  0.33%  2.04%
GOV   Gouverneur Bancorp MHC of NY (42.4)    $0.26    2.17%     N.M.    $102   30.38%   0.78%  0.73%  2.36%  0.66%  2.14%
GCBC  Green Co. Bancorp MHC of NY (43.0)     $0.72    2.23%   58.06%    $289   21.28%   0.11%  0.95%  4.23%  0.94%  4.20%
JXSB  Jacksonville Bancorp MHC of IL (45.6)  $0.30    1.83%     N.M.    $276   12.97%   1.80%  0.33%  2.47%  0.09%  0.66%
ONFC  Oneida Financial MHC of NY (45.7)      $0.56    2.33%     N.M.    $486   22.06%    N.A.  0.88%  3.99%  0.72%  3.29%
PBHC  Pathfinder BC MHC of NY (39.1)         $0.40    2.32%   74.07%    $304   13.96%   1.02%  0.54%  3.65%  0.45%  3.03%
ROME  Rome Bancorp Inc. MHC of NY (41.6)     $0.29    1.05%   38.16%    $332   33.20%   0.33%  1.00%  2.96%  1.00%  2.96%
WCFB  Webster City Fed. MHC of IA (38.5)     $0.68    5.23%     N.M.    $140   40.34%   0.39%  1.24%  3.01%  1.24%  3.01%
WFD   Westfield Financial MHC of MA (47.0)   $0.20   0.83%4    1.67%    $919   25.49%   0.26%  0.47%  1.84%  0.53%  2.05%


(1)  Current stock price of minority stock. Average of High/Low or Bid/Ask price per share.
(2)  EPS (estimated core earnings) is based on reported trailing 12 month data, adjusted to omit non-operating gains and losses on a tax-effected basis. Public MHC data reflects additional earnings from reinvestment of proceeds of second step conversion.
(3)  P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/Core = Price to Core
     Earnings. Ratios are pro forma assuming a second step conversion to full stock form.
(4)  Indicated 12 month dividend, based on  last quarterly dividend declared.
(5)  Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings (earnings adjusted to reflect second step conversion).
(6)  ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(7)  Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(8)  Figures estimated by RP Financial to reflect a second step conversion of the MHC to full stock form.

Source: Corporate reports, offering circulars, and RP(R) Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2003 by RP(R) Financial, LC.


RP FINANCIAL, LC.
PAGE 4.28


                                                              Table 4.5
                                                        Public Market Pricing
                                                  K-Fed Bancorp and the Comparables
                                                       As of November 7, 2003



                                                 Market
                                              Capitalization        Per Share Data
                                            ------------------  ------------------------
                                                                  Core           Book                     Pricing Ratios(3)
                                            Price/      Market    12 Mo.         Value  ------------------------------------------
Financial Institution                       Share(1)    Value     EPS(2)         Share     P/E      P/B     P/A    P/TB    P/Core
---------------------                       --------    -----     ------         -----     ---      ---     ---    ----    ------
                                              ($)       ($Mil)     ($)            ($)      (x)      (%)     (%)     (%)      (x)
K-FED BANCORP
  Superrange                                 $10.00     $99.19     $0.23         $7.53    45.12x   132.89  20.36% 132.89%  42.60x
  Maximum                                    $10.00     $86.25     $0.27         $8.06    38.86x   124.14  17.89% 124.14%  36.71x
  Midpoint                                   $10.00     $75.00     $0.32         $8.66    33.51x   115.41  15.70% 115.41%  31.67x
  Minimum                                    $10.00     $63.75     $0.37         $9.49    28.26x   105.38  13.47% 105.38%  26.72x

ALL PUBLIC COMPANIES(7)
  Averages                                   $23.82    $402.81     $1.01        $15.16    17.78x   160.47  16.82% 170.79%  20.29x
  Medians                                         -          -         -             -    16.51x   148.75  15.39% 160.11%  19.40x

ALL NON-MHC STATE OF CA(7)
  Averages                                   $35.27  $1,649.07     $1.86        $17.41    16.46x   218.92  16.76% 229.63%  19.09x
  Medians                                         -          -         -             -    13.99x   190.83  16.35% 202.60%  17.51x

COMPARABLE GROUP AVERAGES
  Averages                                   $21.38     $34.06     $0.42         $9.67    38.50x   221.50  27.52% 239.07%  39.07x
  Medians                                         -          -         -             -    37.14x   221.93  26.82% 235.16%  38.33x


STATE OF CA
BYFC  Broadway Financial Corp of CA          $14.22     $26.04     $0.78         $8.88    18.00x   160.14  12.03% 160.14%  18.23x
CCBI  Commercial Capital Bancorp of CA       $21.00    $470.30     $0.33         $4.08    29.17x   514.71  33.31% 600.00%    N.M.
DSL   Downey Financial Corp. of CA           $47.25  $1,319.65     $2.46        $31.13    12.77x   151.78  11.05% 152.37%  19.21x
FPTB  First PacTrust Bancorp of CA           $21.50    $112.66     $0.68        $16.53    32.58x   130.07  21.17% 130.07%  31.62x
FED   FirstFed Financial Corp. of CA         $47.32    $805.01     $3.31        $23.66    13.07x   200.00  18.05% 204.23%  14.30x
GDW   Golden West Financial of CA           $100.73 $15,301.00     $6.72        $35.63    14.90x   282.71  21.19% 282.71%  14.99x
HWFG  Harrington West Financial of CA        $16.95     $73.36     $1.44        $10.37    11.94x   163.45   8.49% 184.84%  11.77x
HTHR  Hawthorne Financial Corp. of CA        $27.14    $314.69     $2.29        $14.94    12.51x   181.66  12.04% 211.04%  11.85x
NDE   IndyMac Bancorp of CA                  $29.76  $1,653.53    ($1.30)       $16.42    10.94x   181.24  15.51% 188.24%    N.M.
PFB   PFF Bancorp, Inc. of Pomona CA         $37.60    $623.14     $2.07        $17.26    17.33x   217.84  20.01% 218.73%  18.16x
PPBI  Pacific Premier Bancorp of CA (7)       $9.25     $12.33     $1.75         $8.90     4.34x   103.93   4.92% 103.93%   5.29x
PROV  Provident Financial Holdings of CA     $31.93    $152.37     $0.79        $22.40     9.02x   142.54  12.08% 142.86%  40.42x
QCBC  Quaker City Bancorp, Inc. of CA        $44.15    $278.81     $3.34        $22.03    12.33x   200.41  17.19% 200.96%  13.22x
UPFC  Unitd PanAm Financial Corp. of CA      $17.11    $272.00     $0.93         $6.13    18.40x   279.12  20.16% 279.12%  18.40x
WES   Westcorp of Irvine CA                  $37.10  $1,684.45     $2.20        $14.31    17.50x   259.26  12.33% 259.44%  16.86x


COMPARABLE GROUP
ALLB  Allliance Bank MHC of PA (20.0)        $29.09     $20.01     $0.30        $10.18      N.M.   285.76  26.03% 285.76%    N.M.
BCSB  BCSB Bankcorp MHC of MD (36.0)         $18.00     $38.02     $0.25         $7.84      N.M.   229.59  16.53% 244.23%    N.M.
GOV   Gouverneur Bncrp MHC of NY (42.4)      $12.00     $11.59     $0.23         $7.71    46.15x   155.64  30.78% 155.64%    N.M.
GCBC  Green Co. Bancorp MHC of NY (43.0)     $32.24     $28.05     $1.07        $14.26    29.85x   226.09  25.62% 226.09%  30.13x
JXSB  Jacksonville Bancorp MHC of IL (45.6)  $16.41     $14.29     $0.04        $10.68    44.35x   153.65  12.20% 180.93%    N.M.
ONFC  Oneida Financial MHC of NY (45.7)      $24.00     $52.30     $0.58        $10.19    32.88x   235.53  27.61% 312.09%  41.38x
PBHC  Pathfinder BC MHC of NY (39.1)         $17.25     $17.60     $0.45         $8.83    30.80x   195.36  14.82% 251.46%  38.33x
ROME  Rome Bancorp Inc. MHC of NY (41.6)     $27.56     $32.36     $0.57         $8.55    48.35x   322.34  45.67% 322.34%  48.35x
WCFB  Webster City Fed. MHC of IA (38.5)     $13.00      $9.40     $0.35         $5.97    37.14x   217.76  46.15% 218.86%  37.14x
WFD   Westfield Financial MHC of MA (47.0)   $24.20    $116.98    $0.36         $12.52      N.M.   193.29  29.82% 193.29%    N.M.


                                                    Dividends(4)                   Financial Characteristics(6)
                                             ------------------------  -------------------------------------------------
                                                                                                      Reported       Core
                                             Amount/          Payout    Total   Equity  NPAs/   --------------------------  Offering
Financial Institution                         Share    Yield  Ratio(5)  Assets  Assets  Assets   ROA    ROE    ROA    ROE     Size
---------------------                         -----    -----  --------  ------  ------  ------   ---    ---    ---    ---     ----
                                               ($)      (%)      (%)    ($Mil)    (%)     (%)    (%)    (%)    (%)    (%)    ($Mil)
K-FED BANCORP

  Superrange                                  $0.00    0.00%    0.00%   $487    15.32%   0.04%  0.45%  2.95%  0.48%  3.12%   $45.6
  Maximum                                     $0.00    0.00%    0.00%   $482    14.41%   0.04%  0.46%  3.19%  0.49%  3.38%   $39.7
  Midpoint                                    $0.00    0.00%    0.00%   $478    13.61%   0.05%  0.47%  3.44%  0.50%  3.64%   $34.5
  Minimum                                     $0.00    0.00%    0.00%   $473    12.79%   0.05%  0.48%  3.73%  0.50%  3.94%   $29.3

ALL PUBLIC COMPANIES(7)
  Averages                                    $0.46    2.02%   37.02% $2,244    10.59%   0.76%  0.91%  9.46%  0.68%  6.69%
  Medians                                         -       -        -       -        -       -      -      -      -      -

ALL NON-MHC STATE OF CA(7)
  Averages                                    $0.34    1.05%   18.30% $8,994     8.05%   0.30%  1.18% 15.16%  0.83% 11.15%
  Medians                                         -       -        -       -        -       -      -      -      -      -

COMPARABLE GROUP AVERAGES
  Averages                                    $0.43    2.20%   23.18%   $352    12.55%   0.82%  0.65%  5.08%  0.59%  4.38%
  Medians                                         -       -        -       -        -       -      -      -      -      -


STATE OF CA
BYFC  Broadway Financial Corp of CA           $0.15    1.05%   19.23%    $216    7.51%   0.04%  0.72%  9.39%  0.71%  9.27%
CCBI  Commercial Capital Bancorp of CA        $0.00    0.00%    0.00%  $1,412    6.47%   0.01%  1.54% 22.09%  0.71% 10.12%
DSL   Downey Financial Corp. of CA            $0.36    0.76%   14.63% $11,947    7.28%   0.56%  0.88% 12.53%  0.58%  8.33%
FPTB  First PacTrust Bancorp of CA            $0.28    1.30%   41.18%    $532   16.28%    N.A.  0.73%  4.52%  0.75%  4.65%
FED   FirstFed Financial Corp. of CA          $0.00    0.00%    0.00%   $4,46   19.02%    N.A.  1.41% 16.46%  1.29% 15.05%
GDW   Golden West Financial of CA             $0.40    0.40%    5.95% $72,199    7.50%    N.A.  1.52% 20.47%  1.51% 20.35%
HWFG  Harrington West Financial of CA         $0.40    2.36%   27.78%    $864    5.19%    N.A.  0.74% 15.11%  0.75% 15.32%
HTHR  Hawthorne Financial Corp. of CA         $0.00    0.00%    0.00%  $2,613    6.63%   0.35%  1.05% 16.07%  1.11% 16.96%
NDE   IndyMac Bancorp of CA                   $0.80    2.69%     N.M. $10,661    8.56%   0.88%  1.68% 17.27% -0.80% -8.25%
PFB   PFF Bancorp, Inc. of Pomona CA          $0.64    1.70%   30.92%  $3,115    9.18%    N.A.  1.17% 12.64%  1.12% 12.06%
PPBI  Pacific Premier Bancorp of CA (7)       $0.00    0.00%    0.00%    $250    4.74%   1.55%  1.18% 25.69%  0.97% 21.11%
PROV  Provident Financial Holdings of CA      $0.40    1.25%   50.63%  $1,262    8.47%   0.12%  1.48% 16.48%  0.33%  3.68%
QCBC  Quaker City Bancorp, Inc. of CA         $0.80    1.81%   23.95%  $1,622    8.58%   0.17%  1.46% 17.03%  1.36% 15.89%
UPFC  Unitd PanAm Financial Corp. of CA       $0.00    0.00%    0.00%  $1,349    7.22%    N.A.  1.42% 16.55%  1.42% 16.55%
WES   Westcorp of Irvine CA                   $0.52    1.40%   23.64% $13,665    4.75%    N.A.  0.77% 15.58%  0.80% 16.16%


COMPARABLE GROUP
ALLB  Allliance Bank MHC of PA (20.0)         $0.36    1.24%     N.M.    $385    9.11%   2.60%  0.28%  2.93%  0.28%  2.93%
BCSB  BCSB Bankcorp MHC of MD (36.0)          $0.50    2.78%     N.M.    $640    7.20%   0.11%  0.33%  4.26%  0.25%  3.23%
GOV   Gouverneur Bncrp MHC of NY (42.4)       $0.26    2.17%     N.M.     $89   19.77%   0.78%  0.69%  3.41%  0.61%  3.02%
GCBC  Green Co. Bancorp MHC of NY (43.0)      $0.72    2.23%   28.67%    $257   11.33%   0.11%  0.93%  7.94%  0.92%  7.86%
JXSB  Jacksonville Bancorp MHC of IL (45.6)   $0.30    1.83%     N.M.    $261    7.94%   1.80%  0.28%  3.55%  0.03%  0.38%
ONFC  Oneida Financial MHC of NY (45.7)       $0.56    2.33%     N.M.    $429   11.72%    N.A.  0.86%  7.49%  0.68%  5.95%
PBHC  Pathfinder BC MHC of NY (39.1)          $0.40    2.32%     N.M.    $283    7.59%   1.02%  0.50%  6.09%  0.40%  4.90%
ROME  Rome Bancorp Inc. MHC of NY (41.6)      $0.29    1.05%   13.97%    $258   14.17%   0.33%  0.96%  6.74%  0.96%  6.74%
WCFB  Webster City Fed. MHC of IA (38.5)      $0.68    5.23%     N.M.    $106   21.19%   0.39%  1.28%  5.93%  1.28%  5.93%
WFD   Westfield Financial MHC of MA (47.0)    $0.20    0.83%   26.91%    $810  15.43%    0.26%  0.38%  2.46%  0.45%  2.86%


(1)  Average of High/Low or Bid/Ask price per share.
(2)  EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items (including the SAIF assessment) on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)  P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)  Indicated 12 month dividend, based on last quarterly dividend declared.
(5)  Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)  ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)  Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2003 by RP(R) Financial, LC.
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